EXHIBIT 10.1



                                       TO



                               NeoRx Corporation's



                               Report on Form 8-K



                                      Dated



                               October 7, 1997











         "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    AGREEMENT

                                     between

                           Janssen Pharmaceutica, N.V.

                                       and

                                NeoRx Corporation

                                    CONTENTS


AGREEMENT ...........................................................................................    1
RECITALS ............................................................................................    1
I.       DEFINITIONS ................................................................................    1
II.      DEVELOPMENT ................................................................................   11
         2.1      Janssen's Responsibilities ........................................................   11
         2.2      NeoRx's Responsibilities ..........................................................   11
         2.3      Development Committee .............................................................   12
         2.4      Additional Products ...............................................................   13
         2.5      FDA ...............................................................................   13
         2.6      IND Transfer ......................................................................   13
         2.7      Research Audit ....................................................................   14
         2.8      Capital Expenditures ..............................................................   14
III.     LICENSE GRANTS .............................................................................   14
         3.1      License for Pre-Targeting Products ................................................   14
         3.2      Sublicense Rights .................................................................   15
         3.3      Distribution ......................................................................   15
         3.4      Nonexclusive Know-How License to NeoRx ............................................   15
         3.5      Nonexclusive Know-How License to Janssen ..........................................   15
         3.6      Third-Party Agreements ............................................................   15
         3.7      No Other Rights ...................................................................   16
         3.8      Prohibition .......................................................................   16
IV.      PAYMENTS ...................................................................................   16
         4.1      Upfront Payments ..................................................................   16
         4.2      Milestone Payments for the First Pre-Targeting Product ............................   16
         4.3      Milestones for a Second Type of Pre-Targeting Product .............................   17
         4.4      Earned Royalties for Primary Pre-Targeting Products ...............................   18
         4.5      Royalty Adjustment in U.S. for Primary Pre-Targeting Products .....................   18
         4.6      Earned Royalties for Additional Products ..........................................   20
         4.7      Royalty Adjustment in U.S. for Additional Products ................................   20
         4.8      Duration of Royalty Payments ......................................................   20
         4.9      Reduction in Royalty Rate in Response to Generic Competition ......................   21
         4.10     Reduction in Royalty Rate in Response to Substitute Product Competition ...........   21
         4.11     Reduction in Royalty Rate for Jointly Owned Patents ...............................   22
         4.12     Foreign Exchange ..................................................................   22
         4.13     [Intentionally Left Blank] ........................................................   22

         4.14     Taxes .............................................................................   22
         4.15     Records, Reports and Payment ......................................................   23
         4.16     Accounting ........................................................................   23
         4.17     Third Party Patents ...............................................................   24
         4.18     Compulsory License ................................................................   25
         4.19     No Multiple Royalties; Third Party Royalties ......................................   25
         4.20     Value of Collaboration in NeoRx Know-How ..........................................   26
         4.21     No Multiple Reductions ............................................................   26
         4.22     Allocation of Annual Net Sales [   *   ] ..........................................   26
V.       JANSSEN'S OPTION TO EXPAND FIELD AND INDEPENDENT DEVELOPMENT ...............................   27
         5.1      Janssen's Option to Expand the Field ..............................................   27
         5.2      Exercise of Janssen's Option ......................................................   27
         5.3      Limitation on NeoRx Right to Assign or License Prior to Exercise by
                  Janssen of Its Option .............................................................   27
         5.4      NeoRx Right to Independently Develop Pre-Targeting Products Within the
                  Field .............................................................................   28
         5.5      NeoRx Obligation to Re-Offer ......................................................   28
         5.6      Limitations on NeoRx Rights During Re-Offer Period ................................   29
         5.7      Janssen's Right of First Negotiation to Expand the Field Further ..................   30
VI.      CO-PROMOTION ...............................................................................   30
         6.1      Co-Promotion Option of NeoRx ......................................................   30
         6.2      Co-Promotion Limitation of Scope ..................................................   31
         6.3      NeoRx Is Not a Distributor ........................................................   33
         6.4      Joint Marketing and Sales Committee ...............................................   33
         6.5      Co-Promotion Obligations ..........................................................   33
         6.6      Costs Associated With Co-Promotion ................................................   34
         6.7      Co-Promotion Compliance ...........................................................   34
         6.8      Co-Promotion Audit of Performance .................................................   34
         6.9      Co-Promotion Termination for Cause ................................................   35
         6.10     Co-Promotion Is Through Independent Organizations .................................   36
         6.11     Co-Promotion Does Not Affect Certain Responsibilities .............................   36
         6.12     NeoRx Right to Terminate ..........................................................   37
         6.13     Trademarks ........................................................................   37
         6.14      Indemnification for Products .....................................................   38

[  *  ] Confidential Treatment Requested


                                      -ii-



         6.15     Marketing Liaison .................................................................   38
         6.16     Dispute Resolution ................................................................   39
         6.17     Transferability of Co-Promotion Right .............................................   39
VII.     MANUFACTURE ................................................................................   40
         7.1      Janssen's Responsibility ..........................................................   40
         7.2      Janssen's Obligation ..............................................................   40
VIII.    PATENTS ....................................................................................   40
         8.1      Maintenance of NeoRx Patents ......................................................   40
         8.2      Failure by NeoRx to Prosecute and/or Maintain .....................................   41
         8.3      Ownership of Patents ..............................................................   41
         8.4      Disclosure of Patentable Inventions ...............................................   41
         8.5      Jointly Owned Patent Filings ......................................................   42
         8.6      Parties' Cooperation in Obtaining Patent Extensions ...............................   42
IX.      INFRINGEMENT ...............................................................................   42
         9.1      Infringement of Third Party Patents ...............................................   42
         9.2      Infringement by Third Parties of NeoRx Patents ....................................   43
         9.3      Infringement by Third Parties of Jointly Owned Patents ............................   43
X.       TRADEMARKS AND CORPORATE NAME ..............................................................   44
XI.      CONFIDENTIALITY ............................................................................   44
         11.1     Confidentiality; Exceptions .......................................................   44
         11.2     Authorized Disclosure .............................................................   45
         11.3      Survival .........................................................................   45
XII.     REPRESENTATIONS AND WARRANTIES; PERFORMANCE.................................................   45
         12.1     Representations and Warranties ....................................................   45
         12.2     Disclaimer ........................................................................   46
         12.3     Performance by Affiliates .........................................................   46
XIII.    TERM AND TERMINATION .......................................................................   46
         13.1     Term ..............................................................................   46
         13.2     Termination for Breach ............................................................   46
         13.3     Termination for Bankruptcy ........................................................   47
         13.4     Janssen's Termination Without Cause ...............................................   47
         13.5     Rights and Obligations Upon Termination Under Paragraph 13.2 or 13.3 by
                  NeoRx or Under Paragraph 13.4 by Janssen ..........................................   47
         13.6     Survival ..........................................................................   48
         13.7     Accrued Rights, Surviving Obligations .............................................   48
         13.8     Termination Not Sole Remedy .......................................................   48
XIV.     INDEMNIFICATION ............................................................................   48
         14.1     Research and Development Indemnification ..........................................   48

                                     -iii-


         14.2     Janssen Indemnification ...........................................................   49
         14.3     Notification ......................................................................   49
V.      DISPUTE RESOLUTION ..........................................................................   49
         15.1     Alternative Dispute Resolution ....................................................   49
         15.2     Arbitration Procedure .............................................................   49
                  (a)      Arbitrator ...............................................................   50
                  (b)      Proceedings ..............................................................   50
                  (c)      Award ....................................................................   52
                  (d)      Costs ....................................................................   52
                  (e)      Confidentiality ..........................................................   52
         15.3     Survivability .....................................................................   52
         15.4     Jurisdiction ......................................................................   52
XVI.     LICENSOR BANKRUPTCY ........................................................................   53
XVII.    NOTICES ....................................................................................   53
XVIII.   PUBLICITY ..................................................................................   54
         18.1     Publicity .........................................................................   54
         18.2     Scientific Publications ...........................................................   55
XIX.     FORCE MAJEURE ..............................................................................   55
XX.      INTEGRATION ................................................................................   56
XXI.     MISCELLANEOUS ..............................................................................   56
         21.1      Amendments .......................................................................   56
         21.2     Laws ..............................................................................   56
         21.3     Severability ......................................................................   56
         21.4     Headings ..........................................................................   57
         21.5     Waiver ............................................................................   57
         21.6     Representations ...................................................................   57
         21.7     Compliance With Laws ..............................................................   57
         21.8     Relationship of Parties ...........................................................   57
         21.9     Interest ..........................................................................   58
         21.10    Counterparts ......................................................................   58
EXHIBIT A  COST OF GOODS SOLD .......................................................................    1
EXHIBIT B  NEORX PATENTS ............................................................................    1
EXHIBIT C  NEORX COST CATEGORIES ....................................................................    1
EXHIBIT D  12/4/96 Letter from P. Verheyen ..........................................................    1


                                      -iv-


                                    AGREEMENT


         This Agreement is entered into as of this 1st day of July, 1997 by and between Janssen Pharmaceutica, N.V., having its principal place of business at Turnhoutseweg 30, 2340 Beerse, Belgium ("Janssen"), and NeoRx Corporation, having its principal place of business at 410 West Harrison Street, Seattle, Washington 98119-4004 ("NeoRx"). Janssen and NeoRx are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, NeoRx has begun Development (hereinafter defined) of NeoRx Pre-Targeting Technology (hereinafter defined) for the delivery of a [ * ] Effector Molecule (hereinafter defined) localized at a tumor, which may be particularly useful in cancer therapy.

         WHEREAS, this NeoRx Pre-Targeting Technology has resulted in a product called Avicidin(R) (hereinafter defined) now in Development by NeoRx for small cell lung cancer.

         WHEREAS,   Janssen  is  a  pharmaceutical   company  with  a  worldwide
development and marketing organization.

         WHEREAS, Janssen desires to develop Pre-Targeting Product(s) (hereinafter defined) employing NeoRx Pre-Targeting Technology, including, but not limited to, Avicidin, with NeoRx and to receive license rights to develop, manufacture and market the Pre-Targeting Product(s) that result therefrom.

         NOW, THEREFORE, the Parties agree as follows:

                                 I. DEFINITIONS

         The following  terms shall have the following  meanings as used in this
Agreement:

         1.1......"Actual Cost of Goods Percentage" or "Al" shall have the mean-
ing recited in Paragraph 4.5(a).

         1.2 ....."Additional Product" means a Pre-Targeting Product that is not a Primary Pre-Targeting Product, [ * ]. Additional Products are developed pursuant to Paragraph 2.4.

[  *  ] Confidential Treatment Requested

         1.3......"Affiliate"  means an entity  that,  directly  or  indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Janssen or NeoRx. As used in this definition, "control" shall be presumed if there is ownership, directly or indirectly, of thirty percent (30%) or more (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest of an entity.

         1.4......"Anti-Ligand"  means a composition of matter that demonstrates high affinity, and, preferably, multivalent binding, of the complementary Ligand. Avidin is an example of an Anti-Ligand.

         1.5......"Avicidin"  means a product designed for  administration  to a patient as three separate components comprising a first component comprising NR-LU-10 bound to Avidin, a second component comprising a Clearing Agent and a third component comprising yttrium-90 bound to biotin or its functional analog.

         1.6......"Avidin"  means  avidin,   streptavidin  and  derivatives  and
analogs thereof that are capable of high affinity, multivalent or univalent binding to biotin or its functional analogs.

         1.7......"Bind(s)"  means, solely with respect to Paragraph 1.25(b) and the binding to a cell line, that an antibody demonstrates a greater than or equal to [ * ] increase in medium channel fluorescence intensity over a negative control in a flow cytometry system using directly labeled antibody when tested on that cell line in the presence of human IgG. [ * ].

         1.8......"BLA"  means a Product License Application filed with the FDA, as more fully defined in 21 C.F.R. Part 600 et seq., or any replacement application for Regulatory Approval in the United States.

         1.9......"Clearing  Agent"  means a  composition  of matter  capable of binding, complexing or otherwise associating with an administered moiety (e.g., Targeting Agent-Ligand, Targeting Agent-Anti-Ligand or Anti-Ligand alone) present in the recipient's circulation, thereby facilitating circulating moiety clearance from the recipient's body, removal from blood circulation or inactivation thereof in circulation.

         1.10....."Control"  means  possession of the ability to grant a license or sublicense as provided for herein without violating the terms of an agreement or other arrangement.

[  *  ] Confidential Treatment Requested

         1.11....."Co-Promote"   or  "Co-Promotion"  means  to  promote  jointly
Avicidin or another Pre-Targeting Product hereunder through Janssen's and NeoRx's respective sales forces under a single trademark in the United States.

         1.12....."Cost  of Goods Sold" means the cost of Pre-Targeting  Product
(excluding the Ligand/Effector Molecule conjugate) inventory sold and other manufacturing-related costs with respect to the Pre-Targeting Product. These costs shall be defined as the sum of the applicable expenditures incurred directly in bringing goods acquired and/or manufactured to their existing condition or location. Cost of Goods Sold shall be calculated in the manner set forth in Exhibit A attached hereto.

         1.13....."Crossover Field" means the field described in Paragraph
 1.25(c).

         1.14....."Date  of First  Sale"  means  the day on which  Janssen,  its
Affiliate or its sublicensee first sells a Pre-Targeting Product to a Third Party (excluding sublicensees) in a commercial arm's-length transaction after Regulatory Approval.

         1.15....."Details"  shall  mean  face-to-face   presentations  made  to
physicians, nurses, P&T committee members and other individuals who provide direct health care services to patients, in their capacity as such. Details shall not include calls on managed care organizations in an attempt to secure a contract with such organization. Details shall also not include calls on administrators or other such individuals in charge of deciding what is placed on a formulary in hospitals or teaching institutions. Once, however, the
Pre-Targeting Product is on a formulary of such hospital or teaching institution, Details shall include calls to health care professionals in the hospital or teaching institution. Details may also include, if agreed in advance by Janssen and NeoRx, calls on P&T committee members of such hospitals and teaching institutions in an attempt to get the Pre-Targeting Product on a formulary.

         1.16....."Development"  means  all  activities  relating  to  obtaining
Regulatory Approval of a Pre-Targeting Product, line extensions, alternate delivery systems and new indications therefor and all activities relating to developing the ability to manufacture the same. This includes, but is not limited to, preclinical testing, toxicology, formulation, bulk production fill/finish, manufacturing process development, manufacturing and quality assurance technical support, clinical studies and regulatory affairs. In addition, Development also includes those research activities necessary to develop certain new or different components of the Pre-Targeting Product such as the Clearing Agent or fusion protein.

         1.17 ...."Development Committee" means that committee described in
Paragraph 2.3.

         1.18  ...."Development  Costs"  means the  costs,  including  allocable overhead, incurred by a Party or for its account, specifically identifiable to the Development of a Pre-Targeting Product or an Independent Product that is aimed at achieving Regulatory Approval of such Product, including, but not limited to, [ * ].

         1.19....."Development Plan" means the plan for Development of a Primary
Pre-Targeting Product agreed to by the Parties and attached to a separate letter exchanged between the Parties concurrently herewith, as amended and revised in accordance with this Agreement, and plans for Development of other Pre-Targeting Products.

         1.20....."Drug   Approval   Application"   means  an  application   for
Regulatory Approval required before commercial sale or use of a Pre-Targeting Product as a drug in a regulatory jurisdiction.

         1.21....."Effective Date" means the date first written above.

         1.22....."Effector Molecule" means a therapeutic agent, including, but
 not limited to, [   *   ].

         1.23....."Expansion   Field"  means  the  therapeutic  applications  in
oncology of NeoRx Pre-Targeting Technology outside of the Field where the specific antibody and the Effector Molecule are owned or Controlled by (or are covered by an option to acquire or license, with right to sublicense, held by) NeoRx or its Subsidiaries. Janssen has a right of first negotiation to the Expansion Field pursuant to Paragraph 5.7.

         1.24....."FDA" means the United States Food and Drug Administration or any successor agency.

         1.25....."Field" means:

[  *  ] Confidential Treatment Requested

         (a)......All    therapeutic   applications   in   oncology   of   NeoRx
Pre-Targeting Technology that use NR-LU-10 or any antibody that binds to the NR-LU-10 antigen and any Effector Molecule.

         (b)......All therapeutic applications in oncology of NeoRx Pre-Target-
ing Technology that use [  *  ].

         (c)......Notwithstanding  the limitation to oncology  therapy in either
(a) or (b) above, (i) if a Pre-Targeting Product comprising NR-LU-10, or any antibody that binds to the NR-LU-10 antigen, and any Effector Molecule has reached the stage in Development wherein [ * ].

         The Field may be expanded in accordance with, and subject to the terms of, Paragraphs 5.1 and 5.7.

         1.26....."FTE"   means  a  full-time  scientific  person  dedicated  to
Development or, in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year based upon a total of forty-six (46) weeks or one thousand eight hundred forty (1,840) hours per year of scientific work, on or directly related to Development, carried out by an employee. No FTE shall be a postdoctoral trainee of NeoRx. Scientific work on or directly related to Development to be performed by employees can include, but is not limited to, experimental laboratory or clinical work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending appropriate seminars and symposia, managing and leading scientific staff, and carrying out management duties related to Development. Excluded are administrative facilities support, laboratory administrative support, information and computer support, and other internal or external support personnel involved in Development.

         1.27....."Generic Product" means a product sold in a particular country
(a) after the expiration in such country of [ * ] or its corresponding foreign equivalent that (i) was not made or sold by Janssen, its Affiliate or its sublicensee and (ii) has the same components and configuration as a Pre-Targeting Product sold in the country or (b) that (i) is competitive with a Pre-Targeting Product sold in the country, (ii) employs the technology described in [ * ] or its corresponding foreign equivalent in such country, (iii) is sold under the license rights granted under the [ * ], and (iv) is sold in any quantity in the country.

[  *  ] Confidential Treatment Requested

         1.28....."IND" means an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. ss. 312.3.

         1.29....."Independent   Product"   means  any   product  in  the  Field
(excluding the Crossover Field) for pharmaceutical use in humans employing NeoRx Pre-Targeting Technology that is developed by NeoRx in accordance with Paragraphs 5.4, 5.5 and 5.6. An Independent Product may become a Pre-Targeting Product at the election of Janssen in accordance with Paragraph 5.4 or 5.5.

         1.30....."Information" means (a) information generally not known to the public relating to the Field (excluding the Crossover Field), including, but not limited to, techniques and data, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, manufacturing, and patent and legal data or descriptions, and (b) reasonable research quantities of compounds, assays, Clearing Agents, Ligand/Anti-Ligand Pairs and biological materials generally not known to the public relating to the Field (excluding the Crossover Field); provided, however, that "Information" does not include information, compounds, assays, Clearing Agents, Ligand/Anti-Ligand Pairs or biological materials relating to Targeting Agents (other than NR-LU-10) or [ * ] Effector Molecules and not relating to NR-LU-10 or [ * ] Effector Molecules.

         1.31....."Janssen   Know-How"  means   Information   that  (a)  Janssen
discloses to NeoRx under this Agreement and (b) is now or hereafter within the Control of Janssen; provided, however, "Janssen Know-How" does not include rights under any patents or patent applications.

         1.32....."Joint  Marketing  and  Sales  Committee"  means  a  committee consisting of members from the marketing and/or sales functions of Janssen and NeoRx.

         1.33....."Ligand"  means a small,  soluble molecule that exhibits rapid serum, blood and/or whole body clearance when administered intravenously in an animal. Biotin is an example of a Ligand.

         1.34....."Ligand/Anti-Ligand Pair"means a complementary/anti-complemen-
tary set of molecules that demonstrates specific binding, generally of relatively high affinity. Biotin/streptavidin is an example of a Ligand/Anti -Ligand Pair.

[  *  ] Confidential Treatment Requested

         1.35....."Major European Market Country" means France, Germany, Great
Britain or Italy.

         1.36....."Marketing  Approval"  means  all  allowances  and  approvals, including, but not limited to, Regulatory Approval and pricing and reimbursement approvals granted by the appropriate federal, state and local regulatory agencies, departments, bureaus or other governmental entities within a country necessary to market and sell a product.

         1.37....."NeoRx Know-How" means Information that (a) NeoRx discloses to
Janssen under this Agreement and (b) is now or hereafter (subject to Janssen's election under Paragraph 4.19) within the Control of NeoRx; provided, however, "NeoRx Know-How" does not include rights under any patents or patent applications.

         1.38....."NeoRx  Patents" means all the patents and patent applications now or hereafter (subject to Janssen's election under Paragraph 4.19) owned or Controlled by NeoRx including its interest in any jointly owned patents hereunder relating to NeoRx Pre-Targeting Technology at any time, prior to or during the term of this Agreement, a partial listing of which is identified in Exhibit B, attached hereto, and which shall be updated by NeoRx from time to time, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, provisional applications and renewals thereof, all patents that may be granted thereon, and all reissues, re-examinations, extensions, patents of addition and patents of importation thereof; provided, however, that "NeoRx Patents" does not include patents or patent applications relating to Targeting Agents (other than NR-LU-10) or [ * ] Effector Molecules.

         1.39....."NeoRx  Pre-Targeting  Technology" means the technology now or hereafter  (subject  to  Janssen's  election  under  Paragraph  4.19)  owned  or
Controlled by NeoRx that involves: (a) target site localization in the patient by administering a Targeting Agent that is conjugated with one member of a Ligand/Anti-Ligand Pair (a first component) and allowing a time period sufficient for optimal target accumulation of this Targeting Agent conjugate; and preferably after removing the nontarget bound Targeting Agent conjugate from the patient with a Clearing Agent (a second component); and (b) administering to the patient an Effector Molecule conjugated to the opposite member of the Ligand/Anti-Ligand Pair (a third component) that binds (directly or indirectly) to the Targeting Agent conjugate at the target site.

[  *  ] Confidential Treatment Requested

         1.40....."Net  Sales"  means the gross sales price billed by a Party or an Affiliate thereof or a sublicensee thereof for sales of Pre-Targeting Products (including all components thereof) to a Third Party, less (in each case as may be applicable thereto and consistent with such Party's then existing standard business practices): (a) standard trade discounts, including cash discounts or rebates actually allowed or granted from the billed amount; (b) credits or allowances actually granted upon claims, rejections or returns of Pre-Targeting Products, including recalls, regardless of the Party requesting such recall; (c) charges included as part of the gross sales price for freight, postage, shipping and insurance charges, to the extent billed, and separately stated on the invoice; (d) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds, and separately stated on the invoice; and (e) accounts that are uncollectible and written off such Party's books as uncollectible; provided, however, that any uncollectible accounts excluded pursuant to this clause (e) that are subsequently collected by such Party shall be included in Net Sales for the royalty period in which such amounts are collected. Each reference to a Party set forth above in this Paragraph 1.40 shall be deemed to include and apply to such Party's Affiliates and sublicensees, as applicable. Any Pre-Targeting Product sold or otherwise disposed of in other than an arm's-length transaction or for other property (e.g., barter) shall be deemed billed at its fair market value in the country of sale or disposition. In the event a Party is receiving royalties under this Agreement from any Product sold in the form of a combination Product containing or together with one or more active ingredients or devices in addition to a Pre-Targeting Product (including all its components), Net Sales for such combination Product will be calculated by multiplying Net Sales of such combination Product by the fraction A/(A+B), where A is the invoice price of the applicable Pre-Targeting Product, if sold separately, and B is the total invoice price of the active ingredients or active, nonconsumable devices (such as, for example, implantable pumps or electronic stimulators; however, items such as disposable transdermal patches or prefilled syringes shall constitute consumable devices) in the combination, if sold separately. If, on a country-by country basis, the other active component or components in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination Product shall be calculated by multiplying Net Sales of such combination Product by the fraction A/C, where A is the invoice price of the applicable Pre-Targeting
Product, if sold separately, and C is the invoice price of the combination Product. If, on a country-by-country basis, neither the combination Product nor the other active component or components of the combination Product are sold separately in said country, Net Sales for the purposes of determining royalties of the combination Product shall be determined by the Parties in good faith.

         1.41....."NR-LU-10"  means the antibody  whose binding  sequences  have been provided in writing to Janssen by NeoRx in a letter of even date and any functional analog of such antibody that binds to the same tumor-specific antigen (including, but not limited to, F(ab)'2, Fab, single chain fv and human antibodies).

         1.42....."Phase  II" means  that  portion of the  clinical  development program that provides for the initial trials of a product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R.
ss. 312.21(c) or foreign equivalent.

         1.43....."Pivotal  Phase  II/III"  means that  portion of the  clinical development program that provides for a clinical trial(s) of a product on a sufficient number of patients to establish the safety and efficacy of a product and generate pharmacoeconomic data necessary to support Regulatory Approval in the proposed therapeutic indication(s) in the United States or a Major European Market Country, it being recognized and agreed that, with respect to the United States, [ * ].

         1.44....."Pre-Targeting  Product"  means any  product  in the Field for pharmaceutical use in humans employing NeoRx Pre-Targeting Technology that is developed with NeoRx as provided herein. Pre-Targeting Products are either Primary Pre-Targeting Products or Additional Products, but are not Independent Products.

         1.45....."Primary  Pre-Targeting Product" means a Pre-Targeting Product that comprises a [ * ] Effector Molecule used with NR-LU-10 or any other Targeting Agent that binds to the NR-LU-10 antigen.

         1.46....."[   *   ] Effector Molecule" means an Effector Molecule that
is a [   *   ].

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         1.47....."Regulatory  Approval" means any approvals (including, but not limited to, pricing and reimbursement approvals, product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity) necessary for the manufacture, use, storage, import, export, transport or sale of a Pre-Targeting Product in a regulatory jurisdiction.

         1.48....."Standard  Cost of Goods  Reference  Percentage" or "S1" shall have the meaning recited in Paragraph 4.5.

         1.49....."Subsidiary"  means an entity that, directly or indirectly, is controlled by Janssen or NeoRx. As used in this definition, "control" shall be presumed under the same conditions as Paragraph 1.3.

         1.50....."Substitute  Product"  means a  product  sold in a  particular country after the expiration in such country of the equivalent of [ * ] that (a) was not made or sold by Janssen, its Affiliate or its sublicensee, (b) can be substituted for, and is competitive with, a Pre-Targeting Product sold in the country, (c) has the same [ * ], and (e) does not infringe a Valid Claim of a NeoRx Patent in the country because of the change described in clause (d).

         1.51....."Targeting  Agent" means a composition  of matter,  including, but not limited to, an antibody, that binds to a cell or defined population of cells. A Targeting Agent may bind to a receptor, an oligonucleotide, an enzymatic substrate, an antigenic determinant or other binding site present or in the target cell population.

         1.52....."Third  Party"  means any entity  other than Janssen or NeoRx, and their respective Affiliates.

         1.53....."Third   Party   Patents"   means  those  patents  and  patent
applications (including foreign counterparts) identified by NeoRx prior to the Effective Date in writing to Janssen.

         1.54....."Third  Party  Royalties"  means  those  royalties  and  other amounts that are or may be payable to those Third Parties previously identified by NeoRx in writing to Janssen as a result of the use of NeoRx Pre-Targeting Technology or the manufacture, use or sale of a Pre-Targeting Product hereunder.

         1.55....."Third Party Royalty Rates" are those royalty rates associated with the Third Party Royalties.

         1.56....."U.S.  Marketing  Plan"  means  a  marketing  plan  or  plans, including, but not limited to, premarketing plans for specified periods of time, that shall set forth promotion, detailing and marketing strategies related to each Pre-Targeting Product to be sold in the United States, including proposed pricing and detailing.

         1.57....."Valid  Claim" means a claim of a pending  patent  application being pursued in good faith or an issued, unexpired patent that has not been (a)

[ * ] Confidential Treatment Requested held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

                                 II. DEVELOPMENT

2.1      Janssen's Responsibilities

         As of the Effective Date, Janssen shall use reasonable efforts consistent with its normal business practices to develop and commercialize at least one Pre-Targeting Product (Avicidin is the initial Pre-Targeting Product to be developed by Janssen) and, with support from NeoRx described in Paragraphs
2.2 and 2.4, shall be solely responsible for the Development of Pre-Targeting Product(s), including, but not limited to, preparing and filing Drug Approval Applications in its own name and seeking Regulatory Approvals for Pre-Targeting Product(s). All costs associated with its Development and manufacturing activities shall be borne solely by Janssen, except to the extent described in Paragraph 2.2. Janssen shall keep NeoRx informed of its Information related to Development of Pre-Targeting Products.

2.2      NeoRx's Responsibilities

         Promptly following the Effective Date, NeoRx shall disclose to Janssen Information within NeoRx's Control relating to NeoRx Pre-Targeting Technology, including, but not limited to, Avicidin, and from time to time, as Information becomes available, is generated or is learned, update such disclosure with additional Information that it obtains throughout the term of this Agreement. Upon request, NeoRx will provide reasonable quantities of physical materials (e.g. compounds) for evaluation. In order to assure a smooth transfer of the responsibilities for Development from NeoRx to Janssen for the Primary Pre-Targeting Product, NeoRx will commit up to [ * ] FTEs/year as assigned by the Development Committee until December 31, 1998. Such FTEs shall carry out the activities that are reasonably assigned to them as described in the Development Plan and that are within their capabilities (i.e., NeoRx is not obligated to hire additional scientists, but is obligated to provide, as needed, up to [ * ] FTEs having the general background and skills of NeoRx's current scientific staff and having a mix of Ph.D. to non-Ph.D. degrees comparable to NeoRx's current staff working on Avicidin). It is expected that such FTEs shall, subject

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

to Development Committee approval, [ * ], the maximum level of FTE support at NeoRx shall be reduced to [ * ] FTEs for the Primary Pre-Targeting Product. All internal, nonproject-related costs associated with employing FTEs, including, but not limited to, [ * ], shall be to the account of NeoRx with the costs associated with any capital investments being treated as set forth in Paragraph
2.8. All costs associated with the Development conducted or coordinated by NeoRx, such as having material produced by a Third Party, which work is preapproved by Janssen, and any other costs specifically budgeted in the Development Plan as Janssen expenses, shall be to the account of Janssen. Janssen has approved and will reimburse NeoRx within twenty (20) days of the date hereof for [ * ] of costs previously incurred by NeoRx. In carrying out the activities assigned to it pursuant to the Development Plan, NeoRx shall use reasonable efforts consistent with its normal business practices and the budget set forth in the Development Plan. NeoRx shall have no obligation to incur costs or perform work not in the Development Plan budget. Any additional cost or cost overruns of NeoRx not provided for in the quarterly Development Plan budget shall be to the account of NeoRx, unless approved in writing in advance. NeoRx shall invoice Janssen each calendar quarter for the Development expenses incurred by it that are within the budget recited in the Development Plan or that have been otherwise approved in advance, together with a detailed statement describing the costs and expenses billed. Janssen shall make payment of the amount invoiced within thirty (30) days of receipt of the invoice. It is recognized and agreed that budgeting will be done on a monthly basis; however, invoicing and calculation of cost overruns will be done on a calendar quarter basis. The initial budget against which NeoRx may commence incurring expenses is included in the Development Plan. After the first Marketing Approval in the United States, NeoRx shall have no obligation to provide FTEs or perform other activities with respect to Development of a Primary Pre-Targeting Product, unless the Parties mutually agree to a compensation arrangement for NeoRx for such services.

2.3      Development Committee

         In order to coordinate activities between Janssen and NeoRx, a Development Committee shall be promptly established after the Effective Date. The Development Committee shall be comprised of representatives from each Party with the size of the Development Committee to be agreed upon by the Parties from time to time. The purpose of the Development Committee shall be to monitor the Development of each Pre-Targeting Product, facilitate the flow of Information with respect to Development being conducted for each Pre-Targeting Product,

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                                       12
oversee the preparation of any revised Development Plans, including Development timelines, and submit Development Plans to the Janssen Research Management Board for review and budget approval. Any disputes that arise at the Development Committee shall be discussed by the president of the Janssen Research Foundation or its successor organization and the president of NeoRx. If the two individuals cannot resolve the dispute after good faith discussions, the president of the Janssen Research Foundation or its successor organization shall make the final decision. It is recognized and agreed that the Development Committee cannot change the rights or obligations of the parties under this Article II with respect to research and Development.

2.4      Additional Products

         Both Janssen and NeoRx shall be involved in the research and Development of Additional Products based on the then-current expertise and resources of both Parties. In case Janssen decides to develop an Additional Product, both Parties shall discuss how they can best capitalize on their joint expertise in the Field and determine resources. To the extent of its participation, NeoRx shall receive full reimbursement of its Development Costs (including FTEs) from Janssen, such participation being similar to the extent it has participated to date and is expected to participate in the future in the research and Development of the Primary Pre-Targeting Product. Janssen shall be responsible for all regulatory filings in connection with such Additional
Products. In developing Additional Products, Janssen shall use reasonable efforts consistent with its normal business practices. In carrying out its activities, NeoRx shall use reasonable efforts consistent with its normal business practices.

2.5      FDA

         NeoRx shall have right to participate as an observer in any planned meetings (whether by phone, video conferencing, face-to-face or otherwise) between Janssen (or its Affiliates or sublicensees) and the FDA with respect to regulatory matters pertaining to Pre-Targeting Products. Janssen shall give sufficient advance notice to NeoRx, to the extent possible, to allow it to observe such meetings. It is recognized that there are some circumstances where it may be impractical to include NeoRx as an observer (e.g., acute toxicity reports and encounter at conferences), but the intention is, whenever possible, to allow NeoRx to participate as an observer. At its discretion, Janssen may allow NeoRx to participate actively in such meetings. NeoRx shall have an opportunity to review all documents and filings with the FDA, and communications from the FDA.

2.6      IND Transfer

         NeoRx agrees to promptly transfer and assign any IND or equivalent foreign regulatory filing relating to a Pre-Targeting Product that it has filed prior to the Effective Date upon written request from Janssen.

2.7      Research Audit

         NeoRx will maintain complete and accurate records relevant to its expenditure of Development funding provided to it by Janssen pursuant to Paragraphs 2.2 and 2.4. Such records shall be open during reasonable business hours for a period of three (3) years from creation of the individual records for examination, at Janssen's expense and not more often than once each year, by an independent certified public accountant appointed by Janssen and reasonably acceptable to NeoRx for the purpose of verifying for Janssen the use of the funding. Such accountant may retain or utilize independent consultants with expertise necessary to assist such accountant in examining such records and making such determination.

2.8      Capital Expenditures

         NeoRx shall not be required to purchase any item of a capital nature reasonably required by NeoRx to conduct Development unless it is covered by the budget or otherwise approved by Janssen, in which event NeoRx shall be reimbursed by Janssen. For the purpose of this Paragraph 2.8, the term "item" refers to a complete operational unit or a related group of cell lines. For example, if the instrument being purchased requires the purchase of a computer (including the acquisition, by license or otherwise, of computer software) to run the instrument, the operational unit is the combination of the two.

         All purchases or acquisitions of capital items that cost [ * ] or more shall be to the account of Janssen; provided, however, that Janssen approves in advance each such purchase or acquisition. The determination of whether Janssen purchases or acquires an item exceeding [ * ] or NeoRx purchases or acquires such item and is reimbursed by Janssen shall be made by the Parties prior to the purchase. Any items purchased or otherwise acquired and charged one hundred percent (100%) to Janssen's account shall be solely owned by Janssen, maintained and insured at Janssen's expense and, if not consumed during the development, transferred to Janssen, at its expense, by NeoRx upon termination or expiration of this Agreement.

[  *  ] Confidential Treatment Requested


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


                               III. LICENSE GRANTS

3.1      License for Pre-Targeting Products

         Subject to the terms of this Agreement, NeoRx hereby grants to Janssen an exclusive, worldwide right and license under NeoRx Patents and NeoRx Know-How to develop, make, have made, use, sell, have sold and distribute any Pre-Targeting Products in the Field. NeoRx shall not knowingly do anything that would jeopardize Janssen's ability to obtain exclusive rights to a specific Pre-Targeting Product in the Crossover Field prior to [ * ].

3.2      Sublicense Rights

         The right and license granted under Paragraph 3.1 with respect to each Pre-Targeting Product shall be sublicensable by Janssen to a Third Party in any country; provided, however, that Janssen shall not have the right to sublicense the Development of the entire Pre-Targeting Product to any one Third Party, but nevertheless shall have the right to sublicense for development individual components of the Pre-Targeting Product to Third Parties with no one Third Party having a license to develop all of the components.

3.3      Distribution

         Janssen may sell or distribute Pre-Targeting Products through its Affiliates or distributors in any country.

3.4      Nonexclusive Know-How License to NeoRx

         Janssen hereby grants to NeoRx a paid-up, nonexclusive, worldwide license to use Janssen Know-How (except compounds, assays and biological materials), with the right to sublicense, and to disclose such Janssen Know-How subject to a binder of confidentiality so long as the provisions of Article XI remain in effect.

3.5      Nonexclusive Know-How License to Janssen

         NeoRx hereby grants to Janssen a paid-up, nonexclusive, worldwide license to use NeoRx Know-How (except compounds, assays, Clearing Agents, Ligand/Anti-Ligand Pairs and biological materials, including NR-LU-10), with the

[ * ] Confidential Treatment Requested right to sublicense, and to disclose such NeoRx Know-How subject to the binder of confidentiality so long as the provisions of Article XI remain in effect.

3.6      Third-Party Agreements

         Janssen shall comply with and perform in accordance with all agreements under which NeoRx has Control of NeoRx Pre-Targeting Technology. If Janssen intends to have another party manufacture any Pre-Targeting Product, Janssen shall first negotiate in good faith with [ * ]. In the event that Janssen or NeoRx takes a direct license to any Third Party Patents, it shall use its reasonable and diligent efforts to provide in such license that (a) the other Party shall be granted a sublicense with the same scope and (b) upon early termination of such license, the other Party shall have a right to take over the license as a direct license upon the same terms, provided the other Party agrees to comply with the terms and to pay the licensor any past due milestone or royalty payments that the licensor has identified as unpaid.

3.7      No Other Rights

         All rights and licenses not specifically granted to Janssen under this Agreement by NeoRx are hereby reserved and retained by NeoRx.

3.8      Prohibition

         Except as licensed hereunder, Janssen shall not use, and shall not allow its Affiliates and sublicensees to use, the NeoRx Patents and NeoRx Know-How for any other purpose.

                                  IV. PAYMENTS

4.1      Upfront Payments

         Janssen shall pay or cause to be paid to NeoRx Ten Million Dollars ($10,000,000) as follows:

         (a)......Five  Million  Dollars  ($5,000,000)  within  ten (10) days of receiving an invoice (which invoice may be dated and delivered as of the Effective Date) and

         (b)......Five  Million Dollars  ($5,000,000) as an equity investment in
[Convertible Preferred Stock or Common Stock] of NeoRx pursuant to the terms and

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                                       16
conditions of a Stock Purchase Agreement between Johnson & Johnson Development Corporation and NeoRx dated as of the Effective Date.

4.2      Milestone Payments for the First Pre-Targeting Product

         Janssen shall pay NeoRx the following amounts for the first achievement of each of the following milestones by any Pre-Targeting Product:

         [   *   ]

         All milestone payments recited in this Paragraph 4.2 shall be payable only once. Once a particular milestone has been paid it will not be due again for a replacement or follow-up product, so that the total milestones payable under this Paragraph 4.2 shall not exceed [ * ].

         No credits from or against any royalties hereunder shall be available on any of the milestones recited in this Paragraph 4.2.

         Janssen shall promptly notify NeoRx of the occurrence of each milestone event. Each milestone payment shall be due and payable after such notification and shall be paid no later than thirty (30) days after receipt of an invoice from NeoRx.

4.3      Milestones for a Second Type of Pre-Targeting Product

         In addition to the milestone payments recited in Paragraph 4.2, Janssen shall pay NeoRx the following amounts for the second Pre-Targeting Product that achieves the following milestones and that is of a different type than that Pre-Targeting Product that achieved the same milestone in Paragraph 4.2 (a "type" of Pre-Targeting Product being either a Primary Pre-Targeting Product or an Additional Product):

         [   *   ]

         For example, if the milestones set forth in Paragraphs 4.2(a) and (b) were first achieved by a Primary Pre-Targeting Product and the milestone set forth in Paragraph 4.2(c) was first achieved by an Additional Product, the milestones set forth in Paragraphs 4.3(a) and (b) would not be triggered unless achieved by an Additional Product and a Primary Pre-Targeting Product, respectively.

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


         All milestone payments recited in this Paragraph 4.3 shall be payable only once. Once a particular milestone has been paid it will not be due again for a replacement or follow-up product, so that the total milestones payable under this Paragraph 4.3 shall not exceed [ * ].

         No credits from or against any royalties hereunder shall be available on any milestones recited in this Paragraph 4.3.

         Janssen  shall  promptly   notify  NeoRx  of  the  occurrence  of  each
milestone. Each milestone payment shall be due and payable after such notification and shall be paid no later than thirty (30) days after receipt of an invoice from NeoRx.

4.4      Earned Royalties for Primary Pre-Targeting Products

         Janssen shall pay NeoRx a royalty based on Net Sales in connection with the annual Net Sales of each Primary Pre-Targeting Product by Janssen, its Affiliates and sublicensees as follows:

           Royalty Rate                           Worldwide Net Sales (annual)

           [   *   ]                              [   *   ]

           [   *   ]                              [   *   ]

         For example, if during a year of sales, Janssen has Net Sales of [ * ] of a Primary Pre-Targeting Product, Janssen is obligated to pay royalties as follows: [ * ] and [ * ].

4.5      Royalty Adjustment in U.S. for Primary Pre-Targeting Products

         In the United States only, NeoRx will share in the gross profit increase/decrease resulting from changes in the Cost of Goods Sold structure of the Targeting Agent and Clearing Agent components of the Primary Pre-Targeting Product being sold as recited hereinafter. An annual adjustment only to the [ * ] royalty rate shall be made by calculating the percentage change to the [ * ] royalty rate (the [ * ] royalty rate shall not likewise be so adjusted) based on Actual Cost of Goods Percentage changes (excluding Third Party Royalties) and Third Party Royalty Rate changes according to the following formula:

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


         [   *   ]

wherein AR is the adjusted royalty rate; provided, however, that AR can never be greater than [ * ] or less than [ * ] and AR1 and AR2 are calculated as set forth in clauses (a) and (b) below.

         (a)......Royalty Rate Adjustment for Actual Cost of Goods Percentage
Changes (Excluding Third Party Royalty Rates).

         If the Actual Cost of Goods Percentage ("A1") for any calendar year is greater than or less than the Standard Cost of Goods Reference Percentage ("S1"), then AR1 shall be calculated according to the following formula:

         [   *   ]

wherein A1 is calculated by dividing the average Cost of Goods Sold (excluding Third Party Royalty Rates) per dose by an amount (the "Per Dose Price") that is the greater of (i) [ * ] and (ii) the average Net Sales per dose in the United States for the calendar year, and S1 is calculated by dividing [ * ] by the Per Dose Price; provided, however, that in the event the average dose does not contain [ * ] of chemical conjugate, fusion protein or other Targeting Agent bound to Avidin, the [ * ] shall be adjusted using the calculational approach set forth in the December 4, 1996 letter from Patrick Verheyen to Paul Abrams attached hereto as Exhibit D.

         (b)......Royalty Rate Adjustment Based on Changes to Third Party
Royalty Rates.

         If the actual cumulative Third Party Royalty Rate ("A2") is greater than or less than the Standard Cumulative Third Party Royalty Rate ("S2"), which equals [ * ], then AR2 shall be calculated according to the following formula:

         [   *   ]

wherein A2 is the actual  cumulative Third Party Royalty Rate paid to such Third
Parties   during  the  calendar  year  with  respect  to  the  sale  of  Primary
Pre-Targeting Products in the United States and S2 equals [ * ].

         For example, if the average Cost of Goods Sold for a calendar year is [ * ] per dose [ * ] and the average Net Sales per dose for the same calendar

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



year are [ * ] per dose, A1 equals [ * ]. If the Actual Cumulative Third Party Royalty Rate is [ * ], then using the formulas shown above:

         [   *   ]

         Should the adjusted royalty rate calculation result in monies being owed to NeoRx as in the above example, Janssen shall report to NeoRx the amount of monies owed and, upon receipt of an invoice from NeoRx, shall pay NeoRx within thirty (30) days after receipt of invoice. Should the adjusted royalty rate calculation result in monies being owed to Janssen, Janssen shall take those monies as a credit on the next scheduled royalty payment to NeoRx.

4.6      Earned Royalties for Additional Products

         Janssen shall pay NeoRx a royalty based on Net Sales in connection with the annual Net Sales of each Additional Product by Janssen, its Affiliates and sublicensees as follows:

         Royalty Rate                       Worldwide Net Sales (annual)

         [   *   ]                                   [   *   ]

         [   *   ]                                   [   *   ]

4.7      Royalty Adjustment in U.S. for Additional Products

         The royalty rates recited in Paragraph 4.6 are based on an Actual Cost of Goods Percentate plus the Third Party Royalty Rate being [ * ] or less for the United States. If on an annual basis the Actual Cost of Goods Percentage plus the Third Party Royalty is greater than [ * ] for the United States, the royalty rates for the United States shall be as follows:

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         Royalty Rate                       Worldwide Net Sales (annual)

         [   *   ]                                            [   *   ]

         [   *   ]                                            [   *   ]

4.8      Duration of Royalty Payments

         The royalties recited in Paragraphs 4.4 and 4.6 shall accrue and be payable on a country-by-country and product-by-product basis with respect to Net Sales occurring prior to the later of (a) the last to expire of any NeoRx Patent with a Valid Claim covering the Pre-Targeting Product or its use or (b) ten (10) years from the Date of First Sale of the Pre-Targeting Product in the country, except that the Date of First Sale for any country in the European Union shall be deemed to be, if earlier, the first Date of First Sale of the Pre-Targeting Product in a Major European Market Country. Thereafter, no further royalties shall accrue and the license under Paragraph 3.1 shall become fully paid-up (except for payments to Third Parties) and non-exclusive with respect to the Pre-Targeting Product and country.

4.9      Reduction in Royalty Rate in Response to Generic Competition

         Except as provided in Paragraph 4.21, the royalty rates recited in Paragraphs 4.4 and 4.6 shall be reduced (on a country-by-country and product-by-product basis) by [ * ] in connection with the sale of a
Pre-Targeting Product by Janssen, its Affiliates or sublicensees in those countries where (a) the royalty period described in Paragraph 4.8(b) has not expired and the royalty period described in Paragraph 4.8(a) has either (i) expired or (ii) is still running only as a result of a Valid Claim in a NeoRx Patent covering only a method of manufacturing the Pre-Targeting Product, (b) a Generic Product to the Pre-Targeting Product is being manufactured and sold in the country without infringing such Valid Claim, and (c) the total sales of the Generic Product in the country are cumulatively [ * ] of the total sales of the Pre-Targeting Product being sold hereunder expressed in equivalent units in said country for a [ * ]. Once it has been determined that competition exists in a particular country pursuant to clause (c) of this paragraph and clauses (a) and
(b) of this paragraph apply, the royalty rates shall be reduced pursuant to this

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Paragraph 4.9 for the next  succeeding [ * ], and the  determination  of whether competition continues to exist shall be reviewed [ * ] thereafter. If for such [
* ] competition exists, then the royalty rates for the next succeeding [ * ] shall continue to be as set forth in this Paragraph 4.9. If it is determined
that  competition   exists  for  [  *  ],  the  royalty  for  such  country  and
Pre-Targeting Product shall be as set forth in this Paragraph 4.9, unless it can be demonstrated that no competition pursuant to clause (c) of this paragraph exists for [ * ].

4.10     Reduction in Royalty Rate in Response to Substitute Product Competition

         Except as provided in Paragraph 4.21, the royalty rates recited in Paragraphs 4.4 and 4.6 shall be reduced (on a country-by-country and product-by-product basis) by [ * ] in connection with the sale of a
Pre-Targeting Product by Janssen, its Affiliates or sublicensees in those countries where (a) a Substitute Product to the Pre-Targeting Product is being sold and (b) the total sales of the Substitute Product in the country is cumulatively at least [ * ] of the total sales of the Pre-Targeting Product being sold hereunder expressed in equivalent units in said country [ * ]. Once it has been determined that competition exists in a particular country pursuant to clause (b) of this paragraph and clause (a) of this paragraph applies, the royalty rates shall be reduced pursuant to this Paragraph 4.10 for the next succeeding [ * ], and the determination of whether competition continues to exist shall be reviewed [ * ] thereafter. If for such [ * ] competition exists, then the royalty rates for the next succeeding [ * ] shall continue to be as set forth in this Paragraph 4.10. If it is determined that competition exists for [
* ], the royalty for such country and Pre-Targeting Product shall be as set forth in this Paragraph 4.10, unless it can be demonstrated that no competition pursuant to clause (b) of this paragraph exists for [ * ].

4.11     Reduction in Royalty Rate for Jointly Owned Patents

         After the expiration of the royalty period described in Paragraph 4.8(b) and except as provided in Paragraph 4.21, the royalty rates recited in Paragraphs 4.4 and 4.6 shall be reduced (on a country-by-country and product-by-product basis) [ * ] in connection with the sale of a Pre-Targeting Product by Janssen, its Affiliates or sublicensees in those countries where the only Valid Claim(s) covering the Pre-Targeting Product are in jointly owned patents described in Paragraph 8.3 that were filed in good faith more than [ * ] after the Effective Date.

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4.12     Foreign Exchange

         The remittance of royalties payable on Net Sales will be payable in U.S. dollars to NeoRx at a bank and to an account designated by NeoRx using a rate of exchange of the currency of the country from which the royalties are payable in accordance with the rate of exchange published in The Wall Street Journal as of the last business day of the month immediately preceding the month during which payment of such royalties is required to be made to NeoRx hereunder. All references to "Dollars" hereunder are references to U.S.
Dollars.

4.13     [Intentionally Left Blank]

4.14     Taxes

         All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by any applicable law. If Janssen is so required to deduct or withhold, Janssen will:

         (a)......promptly notify NeoRx of such requirement;

         (b)......pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against NeoRx; and

         (c)......promptly  forward to NeoRx an official  receipt (or  certified copy), or other documentation reasonably acceptable to NeoRx, evidencing such payment to such authorities.

         In case such deduction or withholding is required, the Parties may propose changes to the then current arrangement with respect to the flow of monies under this Agreement in order to reduce or eliminate the extra cost for NeoRx.

         All payments pursuant to Paragraphs 4.1, 4.2, 4.3, 4.4, 4.6 and 4.19 to NeoRx shall be made by Janssen from either Belgium or the United States so that, under current law, there should be no tax withholding.

4.15     Records, Reports and Payment

         Janssen shall keep complete and accurate records of the sale of Pre-Targeting Products, with respect to which a royalty is payable according to this Agreement. Within thirty (30) days following each quarterly period of a



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

calendar year, Janssen shall render to NeoRx a written report setting forth the Net Sales (in local currency and U.S. Dollars, with applicable exchange rates pursuant to Paragraph 4.12 noted) and quantity of such products sold and the royalty due and payable on a product-by-product and country-by-country basis (including all deductions taken from the gross sales price in determining Net Sales and any royalty reduction or credit). NeoRx shall then remit to Janssen an invoice for the royalty payment due and Janssen shall, within ten (10) days of receipt of such invoice, remit to NeoRx the amount of royalty shown thereby to be due.

4.16     Accounting

         Each Party shall have the right, at its own expense, to appoint an independent certified public accountant reasonably acceptable to and approved by the other Party, said approval not to be unreasonably withheld or delayed, who shall have access to the other Party's records during reasonable business hours for the purpose of verifying Net Sales, the Cost of Goods Sold, the Actual Cost of Goods Percentage, Third-Party Royalty Rates, manufacturing costs and supplier's charges (Paragraphs 5.6 and 7.2) and the calculation of royalties payable for any period within the preceding three (3) years or, in the case of Janssen, for verifying whether NeoRx dedicated the number of FTEs for which it received funding at the rate agreed to pursuant to Article II. This right may not be exercised more than once in any calendar year, and said accountant shall disclose to the Party requesting the audit only information relating solely to the accuracy of the royalty report, the royalty payments or research expenditures according to this Agreement. If any audit or examination shall reveal a deficiency of any royalty payment due, the Party owing the royalty shall make payment to the other Party of such deficiency plus interest for the period of such deficiency. If any audit or examination shall reveal that NeoRx has not properly spent the research funding pursuant to the terms of this Agreement and therefore misused such funding, NeoRx shall refund any monies not so properly spent to Janssen. Payment of such deficiencies or misused research funding shall be made within five (5) days following written notification of the auditing Party to the Party being audited of the monies owed. In the event that such an audit or examination shall reveal a deficiency of any royalty payment due in an amount equaling or exceeding five percent (5%) of the royalties or expenditures, the Party shall reimburse the other Party for the reasonable costs of such audit within ten (10) business days after written demand therefor.



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


4.17     Third Party Patents

         If a patent or patents of a Third Party, other than Third Party Patents or patents [ * ], should exist in any country during the term of this Agreement covering the use or sale of any Primary Pre-Targeting Product comprised of a [ * ], and if it should prove in Janssen's reasonable judgment impractical or impossible for Janssen or any Affiliate or sublicensee to continue the activity or activities licensed hereunder without obtaining a royalty-bearing license from such Third Party under such patent or patents in said country, then, except as provided in Paragraph 4.21, Janssen shall be entitled to a credit for the royalty paid to such Third Party under such license for the use or sale of the Primary Pre-Targeting Product in said country ("Royalty"), such credit being applied against only the royalty payments due under this Agreement with respect to the Primary Pre-Targeting Product for said country and in an amount equal to [ * ] of the Royalty paid to such Third Party; provided, however, that the earned royalties payable to NeoRx under this Agreement shall not be reduced to less than [ * ] of Net Sales of such Primary Pre-Targeting Product in said country by reason of the credit described in this Paragraph 4.17 and the reduction provided by this Paragraph 4.17 with respect to the United States shall not exceed [ * ] of the amount by which [ * ] the Royalty exceeds [ * ] for the United States. For example, with respect to such a Primary Pre-Targeting Product in the United States, if A1 equals [ * ], A2 equals [ * ] and the
Royalty equals [ * ], then the maximum amount of the Royalty that may be deducted pursuant to this Paragraph 4.17 from the earned royalties otherwise payable on Net Sales in the United States for such Primary Pre-Targeting Product shall not exceed [ * ] and shall not be applied to reduce the earned royalties payable to NeoRx to less than [ * ] of Net Sales in the United States for such Primary Pre-Targeting Product. (Note that by operation of Paragraph 4.5, without the application of this Paragraph 4.17, the earned royalty rate may be reduced to [ * ].)

4.18     Compulsory License

         If at any time and from time to time a Third Party in any country shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority, sell any Pre-Targeting Product, with respect to which royalties would be payable pursuant to Paragraphs 4.4 and 4.6, then except as provided in Paragraph 4.21, Janssen may reduce the royalty on sales in such country of such Pre-Targeting Product, to an amount no greater

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

than the amount payable by said Third Party as consideration for the compulsory license; provided, however, that the royalty rate payable by Janssen after any reduction thereof pursuant to this Paragraph 4.18 shall not be less than [ * ] of Net Sales of such Pre-Targeting Product in such country.

4.19     No Multiple Royalties; Third Party Royalties

         If a Pre-Targeting Product is covered by more than one license granted hereunder, Janssen shall be responsible for payment of only one royalty based on the Net Sales thereof, such royalty to be equal to the highest applicable royalty rate on a product-by-product and country-by-country basis; provided, however, that Janssen shall remain responsible for paying all Third Party Royalties and any other royalties or amounts that NeoRx owes or has paid a Third Party for NeoRx Pre-Targeting Technology that it hereafter acquires Control of and that Janssen elects to have included in the license granted in Paragraph 3.1 and added to the definition(s) of NeoRx Patents and/or NeoRx Know-How. Janssen shall pay such Third Party Royalties and other royalties or amounts to NeoRx or, at NeoRx's request, directly to the appropriate Third Party.

4.20     Value of Collaboration in NeoRx Know-How

         Janssen acknowledges that NeoRx's participation and work in Development may be of substantial value and that the NeoRx Know-How and/or NeoRx's rights to NR-LU-10 may constitute valuable and substantial trade secrets of NeoRx. The parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, including reimbursement of NeoRx's costs under Paragraph 2.2 and larger or other upfront and milestone payments, the payments to NeoRx set forth in this Agreement, including the structure and term of royalty payments, are an appropriate and mutually convenient way of compensating NeoRx.

4.21     No Multiple Reductions

         Notwithstanding  the provisions of Paragraphs 4.9, 4.10, 4.11, 4.17 and
4.18 (each a "Royalty Reduction Paragraph"), only one Royalty Reduction Paragraph may be applied to reduce the royalty obligations payable under Paragraphs 4.4 (as adjusted by Paragraph 4.5) and 4.6 (as adjusted by Paragraph 4.7) and the reductions provided by the other Royalty Reduction Paragraphs shall not be accumulated and shall be lost. With each quarterly report due under Paragraph 4.15, Janssen shall identify which, if any, Royalty Reduction

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

Paragraph it elects to apply to the royalties due on the Net Sales for the quarter.

4.22     Allocation of Annual Net Sales [   *   ]

         In the event annual worldwide Net Sales [ * ] (the "Breakpoint") and it is necessary to treat Net Sales for certain Pre-Targeting Products and/or countries differently (e.g., under Paragraphs 4.5, 4.7, 4.9, 4.10, 4.11, 4.17 or 4.18), then the amount of Net Sales for such Pre-Targeting Product and/or country that are deemed to be above the Breakpoint (i.e., to which a higher royalty rate is applied under this Agreement) shall be equal to the worldwide annual Net Sales in [ * ] multiplied by the ratio of the Net Sales for such Pre-Targeting Product and/or country to the worldwide annual Net Sales; the balance of such Net Sales being deemed to be below the Breakpoint (i.e., to which a lower royalty rate is applied). Any credits to royalties provided under Paragraph 4.17 for a particular Pre-Targeting Product and/or country shall be attributed prorata to the royalties for Net Sales deemed to be above and below the Breakpoint, i.e., if one-third of the Net Sales for a particular Pre-Targeting Product and/or country is deemed to be above the Breakpoint, then one-third of the credit for such Pre-Targeting Product and/or country shall be deemed attributable to the higher royalty rate and two-thirds of the credit shall be deemed attributable to the lower royalty rate.

         For example, if worldwide Net Sales of a Primary Pre-Targeting Product are [ * ] in one year, of which [ * ] are in the United States and [ * ] are in the rest of the world, and if the adjusted royalty rate on the first [ * ] Net Sales in the United States is [ * ] pursuant to Paragraph 4.5, then the aggregate royalties payable to NeoRx pursuant to Paragraphs 4.4 and 4.5 for the year on such Net Sales would be [ * ], calculated as follows: with respect to the United States, [ * ]; and, with respect to the rest of the world, [ * ].

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         V. JANSSEN'S OPTION TO EXPAND FIELD AND INDEPENDENT DEVELOPMENT

5.1      Janssen's Option to Expand the Field

         Until [ * ] after the Effective Date, Janssen shall have the exclusive right and option to expand the Field to [ * ]; provided, however, that the Parties agree on financial terms and conditions during such [ * ]. If either (a) the Parties fail to reach agreement by the end of such [ * ] or (b) Janssen notifies NeoRx during such [ * ] that it elects not to exercise its right and option, the right and option shall be terminated.

5.2      Exercise of Janssen's Option

         Janssen shall be deemed to have exercised its right and option to expand the Field pursuant to Paragraph 5.1 upon written agreement by the Parties to the financial terms and conditions.

5.3 Limitation on NeoRx Right to Assign or License Prior to Exercise by Janssen of Its Option

         NeoRx agrees not to assign or license any rights in the expanded Field as defined in Paragraph 5.1 (or begin discussions with any Third Party to do such) until the first to occur of:

         (a)......Janssen exercises its option to expand the Field pursuant to
Paragraph 5.2;

         (b)......Janssen elects not to exercise its option; or

         (c)......The option period expires without Janssen exercising its option.

5.4      NeoRx Right to Independently Develop Pre-Targeting Products Within the
Field

         At any time following [ * ], but not more than once every [ * ] and with not more than [ * ] such recommendations in the aggregate, NeoRx may propose a Pre-Targeting Product, other than Avicidin or other Pre-Targeting Product in Development or on sale hereunder, as a Pre-Targeting Product to enter

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into  development  by written notice to Janssen after NeoRx has completed [ * ].
Together with its notice, NeoRx will submit a detailed proposed development plan and a proposed development budget for the proposed Pre-Targeting Product. Janssen shall have one hundred twenty (120) days from the date of receipt of the notice, together with the proposed development plan and budget, to accept or reject NeoRx's recommendation to commence development. If Janssen accepts NeoRx's recommendation to develop the proposed Pre-Targeting Product, it shall so notify NeoRx within the one hundred twenty (120) day period and shall assume responsibility for development pursuant to Article II. If Janssen either fails
to  notify   NeoRx  of  its  decision  to  either   accept  or  reject   NeoRx's
recommendation within the one hundred twenty (120) day period or rejects NeoRx's recommendation within the one hundred twenty (120) day period, NeoRx may independently develop the proposed Pre-Targeting Product, subject to the right to re-offer it to Janssen under Paragraph 5.5; provided, however, that the proposed Pre-Targeting Product is not being developed for the same indication for which a Pre-Targeting Product is being developed or marketed hereunder. The proposed Pre-Targeting Product shall be an Independent Product until and unless Janssen elects, pursuant to Paragraph 5.4 or 5.5, to have it developed pursuant to Article II, in which event it shall become a Pre-Targeting Product for which milestone payments may be payable pursuant to Paragraph 4.2 or 4.3.

5.5      NeoRx Obligation to Re-Offer

         In the event that NeoRx continues to independently develop the Independent Product, NeoRx agrees that it will disclose a summary of all development plans, results and data every six (6) months during independent development to Janssen through the Development Committee and re-offer in writing the Independent Product to Janssen at least [ * ] prior to the estimated date of [ * ]. The Development Committee shall be involved in the development of such Independent Product to the extent necessary to assure that its development does not interfere with or disrupt the Development of any Pre-Targeting Product in Development. The re-offer of the Independent Product to Janssen shall include at the time of re-offer a complete information package on development results, plans and data, details of monies expended, and a comprehensive development plan and budget, all of which shall be kept updated during the re-offer period.

         Upon a re-offer, Janssen may elect that such Independent Product be returned to it for development under this Agreement by notifying NeoRx (a) at

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any time prior to the [ * ] or (b) [ * ] following  the  re-offer,  whichever is the later. At the time such Independent Product is returned to Janssen for Development, Janssen shall pay NeoRx [ * ] of the Development Costs that were incurred independently by NeoRx for the Independent Product up to that point, plus accrued simple interest at the prime rate plus [ * ] adjusted quarterly during the period of independent development.

         If Janssen elects to cause an Independent Product to be returned to it for Development, it shall cease being an Independent Product and become a Pre-Targeting Product for which milestone payments may be payable pursuant to Paragraph 4.2 or 4.3.

         If Janssen does not elect to cause such Independent Product to be returned to it within the time period specified in this Paragraph 5.5, it shall continue being an Independent Product and Janssen shall have no rights therein.

5.6      Limitations on NeoRx Rights During Re-Offer Period

         NeoRx shall not license or sublicense its rights under any NeoRx Patents or NeoRx Know-How with respect to any Independent Product that is subject to a re-offer right under Paragraph 5.5; provided, however, that NeoRx shall have the right to license or sublicense rights to manufacture such Independent Product. In this regard, NeoRx shall be obligated to first offer to Janssen the right to manufacture. Janssen shall have the absolute right to manufacture any components of such Independent Product that are the same or substantially the same as the components of a Pre-Targeting Product that is being developed by Janssen hereunder. With respect to components that are not the same or substantially the same, Janssen shall have the right to manufacture such components if it can manufacture and supply to NeoRx the components at an acceptable quality and at a price equal to or less than the price of a qualified, quality manufacturer, i.e., a manufacturer that manufactures with comparable quality as Janssen and is in compliance with cGMPs and other applicable regulatory regulations and requirements. Janssen shall exercise its right to manufacture by giving its commitment in writing to NeoRx within [ * ] of notice. If Janssen manufactures components for NeoRx and does not decide to return the Independent Product to Development (i.e., decides not to exercise its right of re-offer), Janssen shall continue to manufacture NeoRx's requirements for such components for [ * ]. The price for components that are the same or

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substantially   the  same  as  components   that  Janssen  is   developing   for
Pre-Targeting Products shall be Janssen's Cost of Goods Sold F.O.B. Janssen's facility during the re-offer period and for [ * ] thereafter. Thereafter, the price of such components shall be Janssen's Cost of Goods Sold plus [ * ] for the [ * ], and each year thereafter Janssen may increase the [ * ] number in increments of [ * ], so that in [ * ] the profit margin may be [ * ] and in [ * ], etc., subject to NeoRx's right to terminate such supply arrangements.

5.7      Janssen's Right of First Negotiation to Expand the Field Further

         In the event the Field has not been expanded pursuant to Paragraph 5.1, in whole or in part, Janssen shall have the first right of negotiation with respect to the use of specific antibodies in the Expansion Field prior to NeoRx negotiating or entering into an agreement with a Third Party with respect to the Expansion Field as follows: [ * ].

                                VI. CO-PROMOTION

6.1      Co-Promotion Option of NeoRx

         In connection with Pre-Targeting Products marketed and sold by or under authority of Janssen hereunder, NeoRx has the right to Co-Promote in the United States during the term of this Agreement from the Date of First Sale of each Pre-Targeting Product sold in the United States according to the terms and conditions recited in Paragraphs 6.2 - 6.17. NeoRx's rights under this Article VI shall only be transferable pursuant to Paragraph 6.17. NeoRx must indicate its intention to Co-Promote by providing Janssen with notice within [ * ] of the filing of a BLA for each Pre-Targeting Product; provided, however, that Janssen (or the Joint Marketing and Sales Committee for Pre-Targeting Products (other than the first one to be marketed)) provided to NeoRx, at least [ * ] prior to the date by which NeoRx must indicate its intention, the proposed total Details to be conducted for such Pre-Targeting Product in the United States, together with a complete copy of the then-current U.S. Marketing Plan for such Pre-Targeting Product (to the extent one then exists). Should NeoRx not have been provided with such Information on or before the BLA filing, it shall have [
* ] from receipt of all such Information to indicate its intention. The notification must include a declaration by NeoRx of what it commits to be its effort for detailing to be used in refining the U.S. Marketing Plan. Failure of Janssen (or the Joint Marketing and Sales Committee) to provide the proposed total Details along with a U.S. Marketing Plan will toll the time in which NeoRx must decide to Co-Promote the Pre-Targeting Product. Should NeoRx elect to Co-Promote hereunder and should NeoRx not already have in place a sales force

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

suitable for Co-Promoting, Janssen may instruct NeoRx to begin to hire sales professionals to Co-Promote as early as [ * ] prior to the anticipated Date of First Sale for the Pre-Targeting Product. NeoRx may only Co-Promote if within [
* ] after Janssen receives a letter from the FDA approving its Drug Approval Application, it has in place in the United States an infrastructure, including, but not limited to, reasonable insurance protection and a sales force of sufficient size to carry out the Details to which NeoRx has committed. Promptly following NeoRx's exercise of its right to Co-Promote each Pre-Targeting Product hereunder, the Parties shall negotiate a more detailed Co-Promotion Agreement on reasonable and customary terms and conditions, consistent with this Article VI.

6.2      Co-Promotion Limitation of Scope

         The scope of Co-Promotion for NeoRx will be limited specifically to its representation on the Joint Marketing and Sales Committee and to carry out Details to a target audience, which shall be determined by the Joint Marketing and Sales Committee. The U.S. Marketing Plan shall set the Details for the [ * ] of sale of each Pre-Targeting Product, taking into account NeoRx's commitment of its detailing support. If NeoRx elects to Co-Promote a Pre-Targeting Product under this Article VI, NeoRx shall have the right to conduct that percentage of Details as equal up to [ * ], but not less than [ * ], of the total Details to be conducted for each Pre-Targeting Product during the period of Co-Promotion. When making its commitment under Paragraph 6.1, NeoRx must commit to a specific percentage of total Details [ * ] range, agreeing to carry out that percentage of the total Details during each year of Co-Promotion, except to the extent specified below. After making its commitment to a specific percentage of total Details, should the total number of Details be changed by the Joint Marketing and Sales Committee for any future period during the Co-Promotion, then the actual number of Details assigned to NeoRx shall be changed as follows:

         (a)......If  the  percentage  change of total  Details  varies within a range of [ * ] of the initial number of total Details established by the Joint Marketing and Sales Committee, the total Details assigned to NeoRx shall not change unless the Parties otherwise mutually agree; rather, the Janssen sales force shall be responsible for either making more or less Details, whatever the case may be.

[  *  ] Confidential Treatment Requested


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


         (b)......If the percentage  increase in total Details is greater than [
* ] of the initial number of total Details established by the Joint Marketing and Sales Committee, NeoRx, at its option, may increase its total Details by a percentage equal to its initial commitment percentage times the percentage increase over the initial number of total Details established by the Joint Marketing and Sales Committee. For example, if NeoRx initially committed to [ * ] of the total Details and the total Details established by the Joint Marketing and Sales Committee for [ * ] of the Co-Promotion amounted to a [ * ] increase as compared to the initial number of total Details, then NeoRx may elect to increase its total Details by the percentage equal to [ * ], which is [ * ]. NeoRx must exercise its option to increase its total Details by giving Janssen notice within [ * ] of being notified of the percentage increase in total Details or the option will terminate.

         (c)......If the percentage  decrease of total Details is greater than [
* ] of the initial number of total Details established by the Joint Marketing and Sales Committee, then NeoRx's total Details shall be decreased so that its percentage of total Details remains at its initial commitment percentage.

         After NeoRx makes its commitment to a specific number of Details, the Joint Marketing and Sales Committee shall establish a target audience for NeoRx to call on and a different target audience for Janssen to call on. Depending on marketing strategy, one or more target audiences to be called on by both Janssen and NeoRx may also be established.

6.3      NeoRx Is Not a Distributor

         It is recognized by the Parties that NeoRx, under its option to Co-Promote, may receive orders from Third Parties. NeoRx shall promptly transmit said orders to Janssen and Janssen shall book all sales resulting from such orders.

6.4      Joint Marketing and Sales Committee

         The Joint Marketing and Sales Committee shall meet in the United States at least four (4) times a year, generally on a quarterly basis, at Janssen's facility or a Janssen-designated site, at mutually agreeable times, to discuss and coordinate the Co-Promotion of Pre-Targeting Products that are being Co-Promoted by Janssen and NeoRx in accordance with this Agreement and the strategies and programs that should be developed to optimally grow each such Pre-Targeting Product, including, but not limited to, the assignment of Details,

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                                       33
designating the target audience and developing a U.S. Marketing Plan. Subject to NeoRx's prior review and opportunity to comment, Janssen will have the sole responsibility, with the cooperation and assistance of NeoRx, for marketing, pricing and promotion strategies and all other elements of the U.S. Marketing Plan with respect to each Pre-Targeting Product and budgets therefor. Allocation of target audiences and detailing efforts between the Parties by the Joint Marketing and Sales Committee will be done in a fair and reasonable manner. All disputes relating to designating the target audiences shall be resolved in accordance with the procedures set forth in Paragraph 6.16.

6.5      Co-Promotion Obligations

         NeoRx and Janssen shall use all reasonable efforts consistent with Janssen's and NeoRx's normal business practices and legal requirements to deploy a professional and trained sales force to Co-Promote those Pre-Targeting Products selected by NeoRx for Co-Promotion in the United States. NeoRx and Janssen agree that their sales force employed in Co-Promoting each Pre-Targeting Product, shall be comprised of individuals at least [ * ] of whom have at least [ * ] prior pharmaceutical sales experience (or is otherwise acceptable to the other Party), and such sales forces shall meet standards of competence and professionalism as is common in the pharmaceutical industry. NeoRx and Janssen shall compensate their sales force consistent with industry standards, including, but not limited to, incentivizing their sales representatives. In all events, the joint promotion and detailing shall be conducted in accordance with the then current U.S. Marketing Plan. Janssen shall provide to NeoRx's sales personnel, at Janssen's expense, such product training and promotional materials (including samples) that are reasonably necessary to effectively promote the particular product consistent with the U.S. Marketing Plan and that are provided to the Janssen sales force.

6.6      Costs Associated With Co-Promotion

         Except to the extent specifically described in this Paragraph 6.6, each Party shall be solely responsible for all expenses (direct and indirect) associated with its Co-Promotion activities, including, but not limited to, compensation for its sales force. Notwithstanding the foregoing, NeoRx's sales representatives shall receive sufficient advanced notice of and may attend Janssen-organized and-supported scientific and educational symposiums or meetings, including, but not limited to, sales meetings, sales training

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

sessions, symposiums, conventions, displays, clinical presentations and seminars, and speaker presentations to the extent such involve a Pre-Targeting Product. While NeoRx shall remain responsible for the compensation of its sales representatives attending any such educational or scientific symposium or meeting; Janssen shall compensate NeoRx for all reasonable and necessary out-of-pocket expenses incurred by such sale representatives attending such symposium or meeting, provided, however, that the travel and room and board expenses of NeoRx sales representatives are pre-approved by Janssen.

6.7      Co-Promotion Compliance

         Within thirty (30) days after the end of each calendar quarter during the term of Co-Promotion, the Parties shall submit to each other a reasonably detailed description of their promotional, detailing and marketing efforts pursuant to this Agreement. Such description shall be based on its then current call reporting system and shall contain a full disclosure of any changes to such system from that previously disclosed to the other and of any noncompliance with its promotional, detailing and marketing obligations under this Agreement.

6.8      Co-Promotion Audit of Performance

         Each Party shall have the right to review and audit the other Party's call reporting records during regular business hours to confirm satisfaction of the obligations set out in this Article VI where for any two (2) consecutive quarters there is a substantial difference between the Party's call reporting records and the records of the IMS auditing service or other pharmaceutical industry call reporting service utilized by the Party hereunder. For this purpose, each Party shall, at its expense, subscribe to the IMS auditing service or other pharmaceutical industry-recognized auditing service recommended by Janssen. Further, each Party shall provide to the other Party its reporting records on a quarterly basis. If, after such review, the Parties are unable to agree as to the results of the audit, a Party may demand a verification of any certification by audit of the other Party's call reporting system to be conducted by a mutually agreed upon auditor.

6.9      Co-Promotion Termination for Cause

         In order to monitor the performance of NeoRx's sale representatives, the Parties shall compare the number of prescriptions for each Pre-Targeting Product per doctor for those doctors in the target audience called on by NeoRx's sales representatives ("NeoRx Prescriptions") against the number of prescriptions for each Pre-Targeting Product per doctor for the aggregate of the


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

doctors called on by both NeoRx and Janssen sales representatives ("Total Prescriptions"). Such comparison shall be done on a monthly basis using data obtained from the IMS Exponent Database based on prescriptions written per zip code and the number of target physicians in that zip code. The IMS data will be obtained by Janssen on a monthly basis and shared with NeoRx so that Janssen and NeoRx can monitor the performance of NeoRx's sales force against the Total Prescriptions. On an annual basis (calendar year) NeoRx's performance will be evaluated and actions taken as follows:

         NeoRx Rxs Per Doctor/
         Total Rxs Per Doctor %            Consequence

         [   *   ]                         Acceptable performance.

         [   *   ]                         Performance sub par--NeoRx
         .........                         has [   *   ] to improve
         .........                         performance to acceptable level.  If
         .........                         NeoRx fails, Janssen has the right to
         .........                         terminate upon [   *   ]
         .........                         notice.

[  *  ] Confidential Treatment Requested

         NeoRx Rxs Per Doctor/
         Total Rxs Per Doctor %            Consequence

         [   *   ]                         Janssen has the right to terminate
         .........                         upon [   *   ] notice given
         .........                         within [   *   ] after the end
         .........                         of the calendar year.

         More specifically, if NeoRx falls within the [ * ] range during any calendar year it shall have the next year to improve its performance to [ * ]. If during that next calendar year NeoRx fails to so improve, Janssen shall have the right to terminate NeoRx's right to Co-Promote that Pre-Targeting Product. In order to avoid the possibility of NeoRx falling into an unacceptable performance category of [ * ], Janssen shall report the comparative numbers to NeoRx on a monthly basis to the extent the numbers are available from IMS. In addition, upon written request from NeoRx, Janssen will make suggestions to NeoRx on how to improve its performance.

         Except for the remedies provided by Paragraph 6.14, Janssen's sole remedy for any material nonperformance of NeoRx under this Article VI shall be termination of NeoRx's right to Co-Promote the Pre-Targeting Product.

6.10     Co-Promotion Is Through Independent Organizations

         In implementing the obligations of Co-Promotion hereunder, each Party shall have sole discretion as to the manner (which shall not be inconsistent with the U.S. Marketing Plan) in which it promotes and Details (including any expenditure of funds in connection therewith) the Pre-Targeting Product. Except as otherwise expressly provided in this Article VI, each Party shall contribute facilities, supplies, personnel (including management and sales representatives) and other resources to the other as each Party, in its absolute discretion not inconsistent with the express terms of this Agreement, believes necessary for the proper performance of the terms of this Agreement, and each Party shall bear its own costs, except as payment is provided to NeoRx in Paragraph 6.6, incurred in the performance of any obligations hereunder.

6.11     Co-Promotion Does Not Affect Certain Responsibilities

         Except as expressly otherwise provided in this Agreement, Janssen shall have the sole right and responsibility, and shall bear all costs related

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                                       37
thereto, to take such actions with respect to each Pre-Targeting Product that is Co-Promoted hereunder as would normally be taken in accordance with accepted business practices and legal requirements to manufacture or arrange for the manufacture of each Pre-Targeting Product and obtain and maintain the authorization and/or ability to market and commercialize each Pre-Targeting Product in the United States, including, without limitation, the following:

         (a)......Any activity relating to the manufacture of each Pre-Targeting
Product, including, without limitation, determination of the content of labeling and the style, design and type of packaging;

         (b)......Responding to medical complaints and inquiries relating to each Pre-Targeting Product;

         (c)......Handling all returns of each Pre-Targeting Product; and

         (d)......Communicating  and dealing with any governmental  agencies and satisfying their requirements regarding the authorization and/or continued authorization to market each Pre-Targeting Product in commercial quantities; provided, however, that NeoRx shall be able to communicate with such agencies regarding each Pre-Targeting Product if (i) in the reasonable opinion of NeoRx's counsel, such communication is necessary to comply with the requirements of any applicable law, order or governmental regulation and (ii) NeoRx, if practical, made a request of such agency to communicate with Janssen instead, and such agency refused such request; but in any such event, unless in the reasonable opinion of NeoRx's counsel there is a legal prohibition against doing so, Janssen shall be immediately notified of such agency's request and/or NeoRx's intention to make such communication and Janssen shall be permitted to accompany NeoRx to any meeting with such agency, take part in any such communication and receive copies of all such communications.

6.12     NeoRx Right to Terminate

         NeoRx shall have the right to terminate its Co-Promotion of each Pre-Targeting Product hereunder, and its obligations under this Article VI with respect to each such Pre-Targeting Product, upon six (6) months' prior notice to Janssen.

6.13     Trademarks

         The Joint Marketing and Sales Committee shall select new trademarks or the "Avicidin(R)" mark under which the Parties will market each Pre-Targeting


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

Product, and no right or license is granted to NeoRx hereunder with respect to such trademarks. All such trademarks shall be solely owned by Janssen.

6.14     Indemnification for Products

         With respect to Pre-Targeting Products covered by this Agreement:

         (a)......Janssen  shall  save,  defend and hold  NeoRx and its  agents, directors and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees, related to Third Party claims ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Pre-Targeting Products by Janssen, its Affiliates, agents or sublicensees, except to the extent such Losses result directly from the negligence of NeoRx.

         (b)......In  the event  that  NeoRx is  seeking  indemnification  under
Paragraph 6.14(a), it shall inform Janssen of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Janssen to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of Janssen) in the defense of the claim.

         (c)......NeoRx  shall  save,  defend and hold  Janssen  and its agents, directors and employees harmless from and against any and all Losses resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Pre-Targeting Products by NeoRx, its Affiliates, agents or sublicensees, except to the extent such Losses result directly from the negligence of Janssen.

         (d)......In  the event that  Janssen is seeking  indemnification  under
Paragraph 6.14(c), it shall inform NeoRx of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit NeoRx to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of NeoRx) in the defense of the claim.

6.15     Marketing Liaison

         NeoRx shall appoint a "Marketing Liaison" who will take part in all Pre-Targeting Product marketing discussions and receive all relevant correspondence, memos and reports. The Marketing Liaison will be responsible for coordinating NeoRx marketing and sales efforts with those of Janssen for the

Pre-Targeting Products. The Marketing Liaison will have the right to review all details of the U.S. Marketing Plans for Pre-Targeting Products and shall have the opportunity to submit to Janssen written and oral comments on such plans. In order to perform his/her work effectively, the Marketing Liaison is expected to spend a reasonable amount of his/her working time at the premises of Janssen. Janssen will make available to the Marketing Liaison an office and secretarial services at the relevant site and will provide reasonable access to Janssen's marketing personnel assigned to work on the Pre-Targeting Product.

6.16     Dispute Resolution

         Should the Joint Marketing and Sales Committee disagree on any substantive issue relating to designating the target audiences for a Pre-Targeting Product (a "Dispute"), the following procedures shall be employed to resolve such Dispute:

         (a)......Within three (3) business days of determining the existence of a Dispute, each Party shall prepare a written memo summarizing the Dispute and stating the Party's position and reasons therefor.

         (b)......Copies of each party's memos shall be forwarded to the respec-
tive heads of Janssen U.S. and NeoRx.

         (c)......A  meeting shall be convened within five (5) business' days of the receipt of the memos or as soon thereafter as mutually agreed.

         (d)......The  heads of Janssen  and NeoRx  shall meet and  discuss  the issues relating to the Dispute and use reasonable efforts to resolve the Dispute. The standard of negotiation shall be one of good faith and fair dealing.

         (e)......If  the heads of Janssen and NeoRx cannot resolve the dispute,
Janssen's head shall have the right to make the final determination of the Dispute.

6.17     Transferability of Co-Promotion Right

         Upon a Change in Control (hereinafter defined) involving NeoRx, the rights and duties set forth in this Article VI are transferable and/or assignable under the following conditions:

         (a)......NeoRx shall not require the consent of Janssen where the
acquiring party has annual U.S. prescription sales of [   *   ]; or

         (b)......If the acquiring party has annual U.S.  prescription sales [ *
], then Janssen shall have the right to consent to the transfer and/or assignment of the subject rights. Once Janssen grants such consent in writing, it cannot be revoked. If Janssen does not consent, the transfer of such rights to the acquiring party shall not take place upon a Change in Control, but rather the acquiring party shall not have any Co-Promotion rights.

         As used herein, a "Change in Control" means any transaction or series of related transactions in which a Third Party acquires or becomes the beneficial owner of (i) [ * ] of the outstanding voting securities of NeoRx or the surviving entity, whether by merger, consolidation, reorganization, tender offer or other similar means, or (ii) all or substantially all of the assets of NeoRx.

                                VII. MANUFACTURE

7.1      Janssen's Responsibility

         Janssen  shall  be  solely   responsible  for  making  or  having  made
Pre-Targeting Products to be sold by Janssen or Co-Promoted by Janssen and NeoRx under this Agreement.

7.2      Janssen's Obligation

         If Janssen terminates this Agreement pursuant to Paragraph 13.4 [ * ], Janssen shall provide, or make arrangements for its supplier to provide, to NeoRx its requirements for the next [ * ] of Avicidin. The price for such material shall be Janssen's Cost of Goods Sold [ * ] for the [ * ], [ * ] for the [ * ] and [ * ] for the [ * ] or the supplier's charges under its contract with Janssen, without markup by Janssen.

[  *  ] Confidential Treatment Requested

                                  VIII. PATENTS

8.1      Maintenance of NeoRx Patents

         Except as provided in Paragraph 8.5 for patents jointly owned by the Parties, NeoRx shall continue, at its sole expense, to prosecute all patent applications for NeoRx Patents listed in Exhibit B and to file and prosecute NeoRx Patents covering commercially relevant, patentable inventions relating to NeoRx Pre-Targeting Technology in at least the countries of Canada, Japan, the EPO and the United States and, with reimbursement from Janssen for all reasonable costs, to file, prosecute and maintain NeoRx Patents in all other countries requested by Janssen. Notwithstanding the foregoing, Janssen shall pay all taxes, maintenance fees and annuities on all NeoRx Patents. If so requested by Janssen, NeoRx shall promptly provide Janssen with copies of all patent applications listed in Exhibit B, all future filed NeoRx Patents and all correspondence with the patent offices in any countries relating thereto on an on-going basis.

8.2      Failure by NeoRx to Prosecute and/or Maintain

         If NeoRx chooses not to prosecute and/or maintain any NeoRx Patents under Paragraph 8.1, NeoRx shall promptly and timely so notify Janssen, and
Janssen shall, in its sole discretion, decide whether to assume the responsibility and expenses therefor on a country-by-country basis for each such NeoRx Patent. In the event Janssen decides to assume such responsibility: (a) the NeoRx Patent shall be assigned to Janssen (subject to the rights previously granted therein to Third Parties for other than Pre-Targeting Products); (b) all royalty obligations with respect to the NeoRx Patent under this Agreement shall cease; and (c) NeoRx shall have a fully paid-up, royalty-free, worldwide nonexclusive license to the NeoRx Patent, with the right to sublicense, for other than Pre-Targeting Products.

8.3      Ownership of Patents

         Title to all patents claiming inventions made solely by an employee of a Party in the course of performing Development shall be owned by such Party. Title to all other patents claiming inventions made jointly by employees of Janssen and NeoRx shall be jointly owned by Janssen and NeoRx. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions; accordingly, except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a jointly owned patent, by reason of joint ownership thereof.


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


8.4      Disclosure of Patentable Inventions

         Each Party shall provide to the other any invention disclosure submitted to it in the normal course and disclosing a patentable invention, which is at a stage reasonably suitable to begin the preparation of a patent application thereto, arising in the course of the Development. Such invention disclosures shall be provided to the other Party promptly after submission, or, in the case where no invention disclosure is made, any patent application shall be provided promptly after it is initially drafted.

8.5      Jointly Owned Patent Filings

         The filing and prosecution of jointly owned patents shall be only as mutually agreed by Janssen and NeoRx. In such connection, the Parties agree to cooperate in good faith to obtain broad patent protection.

         Janssen shall be responsible at the expense of Janssen for drafting, filing, prosecuting, maintaining and defending any jointly owned patents relating primarily to the Pre-Targeting Product. Janssen shall keep NeoRx apprised of the status of each such jointly owned patent. If, during the term of this Agreement, Janssen intends to allow any jointly owned patent to lapse or become abandoned without having first filed a substitute, Janssen shall promptly notify NeoRx of such intention, and, if practical, at least sixty (60) days prior to the date upon which such patent shall lapse or become abandoned, and NeoRx shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof in its sole name and at its own expense. In the event NeoRx assumes such responsibility, the patent or patent application shall be assigned to NeoRx and excluded from the definition of NeoRx Patents.

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


8.6      Parties' Cooperation in Obtaining Patent Extensions

         The Parties shall cooperate in order to avoid loss of any rights that may otherwise be available to the Parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country. Without limiting the foregoing, Janssen shall notify NeoRx promptly upon receipt of a BLA approval to market licensed Pre-Targeting
Products in the United States and timely supply NeoRx with all information necessary to file an application for patent term extension in connection with any relevant NeoRx Patent within the sixty (60) day period following BLA approval. The same cooperation and obligations shall apply with respect to patent term extensions in any other country.

                                IX. INFRINGEMENT

9.1      Infringement of Third Party Patents

         If,  as a result  of the  manufacture,  use or sale of a  Pre-Targeting
Product in any country, Janssen and/or its Affiliate is sued for patent infringement or threatened with such a lawsuit or other action by a Third Party (other than with respect to Third Party Patents), Janssen shall be solely responsible for defending against any such assertions at its cost and expense.

9.2      Infringement by Third Parties of NeoRx Patents

         Except as provided in Paragraph 9.3 for patents jointly owned by the Parties, in the event that there is an infringement of a NeoRx Patent on a commercial scale by a Third Party involving a Pre-Targeting Product, Janssen or its Affiliates shall notify NeoRx in writing to that effect, including with said written notice evidence establishing a case of infringement by such Third Party. NeoRx shall have the first right to bring an infringement suit against the Third Party and shall bear all the expenses of any suit brought by it. Janssen and/or its Affiliates will cooperate with NeoRx in any such suit and shall have the right to consult with NeoRx and be represented by its own counsel at its own expense. If, after the expiration of one hundred twenty (120) days from the date of receipt of notice of infringement from Janssen or its Affiliate, NeoRx has not overcome the case of infringement, obtained a discontinuance of such infringement or brought suit against the Third Party infringer, then Janssen shall have the right, in its sole discretion, but not the obligation, to bring such suit at its own expense and in its own name, if possible, for such infringement. If necessary, NeoRx will permit the suit to be brought in its name. Janssen shall bear all the expenses of any suit brought by it. NeoRx will cooperate with Janssen in any such suit and shall have the right to consult with Janssen and be represented by its own counsel at its own expense. All monies recovered by either Party from a final judgment or settlement of any infringement suit shall, after reimbursement of the expenses of the Party bringing such suit, be shared as follows: [ * ] to Janssen and [ * ] to NeoRx.

9.3      Infringement by Third Parties of Jointly Owned Patents

         In the event there is infringement of a jointly owned patent on a commercial scale by a Third Party in the Field, Janssen or its Affiliates shall notify NeoRx of such infringement and shall have the first right, but not the obligation, to bring an infringement suit against such Third Party. If an infringement suit is not brought within one hundred twenty (120) days, NeoRx shall have the right, but not the obligation, to bring such an infringement suit. The Parties will cooperate in any such suit and shall have the right to consult with the other party and be represented by its own counsel at its own expense. If necessary, the other party will permit the suit to be brought in its name. All monies recovered by a Party in a final judgment or settlement of such infringement suit shall, after reimbursement of the expenses of Janssen in bringing such suit, be shared as follows: [ * ] to the Party bringing the suit and [ * ] to the other Party.

                        X. TRADEMARKS AND CORPORATE NAME

         All trademarks (except the "NeoRx" mark) to be utilized by Janssen and/or its Affiliates on Pre-Targeting Products under this Agreement shall be owned by Janssen and/or its Affiliates. Except to the extent prohibited by applicable law, Pre-Targeting Products covered by this Agreement shall bear NeoRx's corporate name in a reasonable location on outer packaging labels and on any package inserts. Janssen shall mention, in certain appropriate forms of its advertising and promotional literature, NeoRx's contribution to the development of each Pre-Targeting Product to the extent permitted by applicable law. The first use of any such reference shall require NeoRx's approval, which shall not be unreasonably withheld.

[  *  ] Confidential Treatment Requested

                               XI. CONFIDENTIALITY

11.1     Confidentiality; Exceptions

         Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information, and other confidential and proprietary information and materials, disclosed or otherwise furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

         (a)......was  in  the  lawful  knowledge  and  possession  of,  or  was independently developed by, the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party as evidenced by written records kept in the ordinary course of business or other documentary proof of actual use by the receiving Party;

         (b)......was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

         (c)......became  generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

         (d)......was  disclosed  to the  receiving  Party,  other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such Confidential Information to others.

11.2     Authorized Disclosure

         Each Party may disclose Confidential Information of the other Party as follows: (a) to Third Parties under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement for consulting, manufacturing, development, external testing and marketing trials with respect to the products covered by this Agreement or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Regulatory Approvals, conducting preclinical or clinical trials, or marketing products; provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and will, except to the extent inappropriate in the case of patent applications, use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Nothing in this Article XI shall restrict any Party from using for any purpose any Information developed by it during the course of this Agreement.

11.3      Survival

         This Article XI shall survive the termination or expiration of this Agreement for a period of five (5) years.

                XII. REPRESENTATIONS AND WARRANTIES; PERFORMANCE

12.1     Representations and Warranties

         Each Party hereby represents and warrants and covenants as follows:

         (a)......This  Agreement is a legal and valid  obligation  binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         (b)......Each  party  has not  granted,  and  during  the  term of this
Agreement will not grant, any right to any Third Party relating to its respective technology in the Field (excluding the Crossover Field with respect to NeoRx) that would conflict with the rights granted to the other Party hereunder, except, in the case of NeoRx, the rights granted under the contract described in Paragraph 1.27(b).

         (c)......Each Party owns or Controls its respective know-how.

12.2     Disclaimer

         EXCEPT AS SET FORTH IN THIS AGREEMENT, NEORX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE NEORX PRE-TARGETING TECHNOLOGY, NEORX PATENTS AND NEORX KNOW-HOW, EXPRESS OR IMPLIED, INCLUDING WARRANTIES, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT.

12.3     Performance by Affiliates

         The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

                           XIII. TERM AND TERMINATION

13.1     Term

         This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which NeoRx is no longer entitled to receive a royalty on any Pre-Targeting Product under this Agreement. After expiration (but not termination), Janssen and its Affiliates shall have a fully paid-up (except for payments to Third Parties), irrevocable, nonexclusive license to sell, have sold, distribute, use, make and have made Pre-Targeting Products licensed hereunder.

13.2     Termination for Breach

         In the event that (a) either Party shall commit a material breach at any time and (b) such defaulting Party shall fail to remedy such material breach within sixty (60) days after the date of notice thereof by the nondefaulting Party to the defaulting Party (or, if such material breach cannot be remedied within sixty (60) days, such longer period of time as may be reasonably necessary; provided, however, that the defaulting Party commences to remedy such material breach within such sixty (60) day period and thereafter proceeds promptly and diligently to complete such remedy), then the nondefaulting Party may at any time thereafter terminate this Agreement.

13.3     Termination for Bankruptcy

         Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (a) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition remains undismissed, undischarged or unbonded for a period of ninety (90) days after the filing thereof, or (c) if the other Party shall make or execute an assignment for the benefit of creditors generally.


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


13.4     Janssen's Termination Without Cause

         Janssen may not terminate this Agreement, other than pursuant to Paragraph 13.2 or 13.3, during the period beginning on the Effective Date and ending twelve (12) months thereafter, except in the following situations:

         (a)......There is a Change in Control as described in Paragraph 6.17 or

         (b)......A patent of a Third Party (other than a Third Party Patent) is uncovered containing a Valid Claim that would be infringed if the Pre-Targeting Product in Development is sold.

         Notice of termination under either clause (a) or (b) shall be given at least one (1) month in advance. At any time after the twelve (12) month period, however, Janssen may terminate this Agreement upon ninety (90) days' prior notice for any reason.

13.5 Rights and Obligations Upon Termination Under Paragraph 13.2 or 13.3 by NeoRx or Under Paragraph 13.4 by Janssen

         In the event this Agreement is terminated by Janssen pursuant to Paragraph 13.4 or by NeoRx pursuant to Paragraph 13.2 or 13.3, Janssen agrees:

         (a)......To return to NeoRx any NeoRx Know-How in its possession;

         (b)......Not to use the NeoRx Know-How as long as it has to be kept confidential pursuant to Article XI;

         (c)......That its licenses and rights under the NeoRx Patents are terminated;

         (d)......To   transfer,   at  NeoRx's  written  request,   all  Janssen
Information useful for or related to Pre-Targeting Products that were being Developed hereunder and all Drug Approval Applications and Regulatory Approvals for use by NeoRx or its designee; and

         (e)......To   the  extent   requested  by  NeoRx,   transfer  to  NeoRx
responsibility for ongoing Development, including contracts with Third Parties for such work with costs for such on-going (but not past) Development assumed by NeoRx as of the effective date of termination.

13.6     Survival

         Any accrued obligations and the provisions of Articles XIV, XV and XVII and Paragraphs 3.6 (with respect to NeoRx's sublicense and right to take over as a direct license in the last sentence), 4.15, 4.16, 6.14, 7.2, 8.2(c), 13.5 and
21.9 shall survive expiration or termination of this Agreement.

13.7     Accrued Rights, Surviving Obligations

         Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including, but not limited to, the payment obligations under Paragraphs 4.1-4.4 and 4.6 and any and all damages arising from any breach hereunder.

13.8     Termination Not Sole Remedy

         Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

                              XIV. INDEMNIFICATION

14.1     Research and Development Indemnification

         Each Party (the "Indemnifying Party") shall indemnify, defend and hold the other Party (the "Indemnified Party") harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments incurred by or rendered against the Indemnified Party and its Affiliates and sublicensees incurred in the defense or settlement of a Third Party lawsuit or in a satisfaction of a Third Party judgment arising out of any injuries to persons and/or damage to property resulting from negligent acts of the Indemnifying Party performed in carrying out the development program hereunder, including failure by the Indemnifying Party to provide the Indemnified Party with any Information of the Indemnifying Party that, if timely received, would have avoided injury, death or damage; provided, however, that such failure to provide such Information is due to negligence on the part of the Indemnifying Party.

14.2     Janssen Indemnification

         In addition to its obligations in Paragraph 14.1, Janssen shall indemnify and hold NeoRx harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments that result from the Development, manufacture, promotion, sale or use of any and all Pre-Targeting Products under this Agreement.

14.3     Notification

         The Indemnified Party shall promptly notify the Indemnifying Party in writing of any such liability, claim, damage, costs, expenses or money judgments, and the Indemnifying Party, upon written request by the Indemnified Party, shall promptly defend or settle such at the Indemnifying Party's expense.

                             XV. DISPUTE RESOLUTION

15.1     Alternative Dispute Resolution

         Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to the alleged breach or to termination of this Agreement, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

         (a)......If a Party intends to begin an ADR to resolve a dispute,  such
Party shall provide written notice (the "ADR Request") to the other Party informing such other Party of such intention and the issues to be resolved.

         (b)......Within  fourteen  (14)  days  after  the  receipt  of the  ADR
Request, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved.

15.2     Arbitration Procedure

         The ADR shall be conducted pursuant to the International Arbitration Rules of the American Arbitration Association then in effect. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

         (a)      Arbitrator

         The ADR shall be conducted by a panel of three (3) arbitrators (the "Panel"). Each Party shall have the right to appoint one member of the Panel, with the third member to be mutually agreed upon by the two (2) Panel members appointed by the Parties or appointed in accordance with the rules of the American Arbitration Association. All Panel members shall be selected from the CPR Panel of Distinguished Neutrals of the CPR Institute of Distinguished Neutrals. Each Party shall make its appointment within twenty (20) days of receipt of the ADR Request and the Third Panel member shall be selected by the two (2) Panel members within ten (10) days of the selection of the first two (2) Panel members.

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


         (b)      Proceedings

         The Parties will cooperate in good faith in the voluntary, prompt and informal exchange of documents and other information relevant to the ADR. The Parties and the Panel will make every effort to conclude the information exchange process within ninety (90) days after the Panel is selected. Within seven (7) days after selection of the Panel, each Party may serve on any other Party up to ten (10) interrogatories, without subparts, for the purpose of identifying documents and witnesses. These interrogatories will be answered within seven (7) days.

         At any time after the selection of the Panel,  but no later than thirty
(30) days before the ADR hearing, each Party may take up to three (3) depositions of an opposing Party as a matter of right. The Parties will attempt to agree to time, location and duration of the deposition, and, if the Parties do not agree, these will be determined by the Panel.

         Any Party may conduct depositions of its own witnesses that may be introduced as evidence at the ADR hearing if the other Party was given fair opportunity to attend the deposition and cross-examine. Upon the request of any Party, the Panel will conduct a conference for the purpose of determining additional information to be exchanged. Parties may request additional depositions, interrogatories or document production. If the Panel determines that the requesting Party has a reasonable need for the requested information and that the request is not overly burdensome on the opposing Party, the Panel may order the additional information exchange.

         As they become aware of new documents or information, including experts who may be called upon to testify, all Parties remain under a continuing obligation to provide documents upon which they rely, to supplement their responses and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that have not been previously exchanged will not be considered by the Panel at the hearing, unless agreed by the Parties.

         The Parties will promptly notify the Panel when an unresolved dispute exists regarding discovery issues. The Panel will discuss the matter with the Parties to determine the nature of the dispute and will attempt to resolve that dispute. If the Panel does not resolve the dispute, the Panel will arrange a conference concerning the dispute before the Panel by telephone, or in person, and the Panel will decide the dispute.

         The Panel will determine the location, date and time of the ADR hearing and other proceedings after consultation with the Parties and will provide reasonable notice of the hearing date and time. The Panel will make every effort to schedule the ADR hearing within one hundred twenty (120) days of the commencement of ADR, absent unusual circumstances.

         The Parties may agree on or the Panel for good cause may order a rescheduling of the hearing date.

         The Panel will ordinarily conduct the ADR hearing in the manner set forth herein. The Panel may vary these procedures if the Panel determines it is reasonable and appropriate to do so. The Panel may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive; provided, however, that all Parties are afforded the opportunity to present material and relevant evidence.

         The Panel will require witnesses to testify under oath if requested by any Party.

         The Panel will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

         When the Panel determines that all relevant and material evidence and arguments have been presented, the Panel will declare the hearing closed. The Panel may defer the closing of the hearing for up to twenty (20) days to permit the Parties to submit post-hearing briefs and/or to make closing arguments, as the Panel deems appropriate, before rendering an award.

         The Panel will render the award within ten (10) days after the date of the closing of the hearing or, if an ADR hearing has been waived, within ten
(10) days after the date of the Panel's receiving all materials specified by the parties. The decision and award of a majority of the Panel will constitute the ADR award and will be binding on the Parties.

         The Panel shall, in rendering its decision, apply the substantive law of the State of Illinois U.S.A., without regard to its conflict of laws provisions, except that the interpretation and enforcement of this Article XV shall be governed by the Federal Arbitration Act. The proceeding shall take place in the City of Chicago, Illinois, U.S.A., or such other place as may be mutually agreed upon by the Parties. The fees of the Panel shall be paid by the losing Party, which shall be designated by the Panel. If the Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

         (c)      Award

         The Panel is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys' fees and expenses, and to grant final, complete, interim or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive damages may not be awarded.

         (d)      Costs

         Except as set forth in Paragraph 15.2(b), each Party shall bear its own legal fees.

         (e)      Confidentiality

         The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the Panel to make) any public announcement with respect to the ADR proceedings or the decision of the Panel without the prior written consent of the other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

15.3     Survivability

         Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

15.4     Jurisdiction

         For the purposes of this Article XV, the Parties acknowledge their diversity (NeoRx having its principal place of business in Seattle, Washington, U.S.A., and Janssen Pharmaceutica, N.V. having its principal place of business in Beerse, Belgium) and agree to accept the exclusive jurisdiction of the Federal District Court in Chicago, Illinois, U.S.A., and any courts of appeal therefrom for the purposes of enforcing awards entered pursuant to this Article XV and for enforcing the agreements reflected in this Article XV.

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


                            XVI. LICENSOR BANKRUPTCY

         All rights and licenses granted under or pursuant to this Agreement by NeoRx to Janssen are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that Janssen, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. NeoRx agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments of all such intellectual property licensed hereunder. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against NeoRx under the Bankruptcy Code, Janssen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Janssen, upon written request therefor by Janssen, (a) upon any such commencement of a bankruptcy proceeding, unless NeoRx elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of NeoRx.

                                  XVII. NOTICES

         Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be in writing in case of a notice or communication and shall be deemed given if delivered by hand or by facsimile transmission (receipt verified), telexed, received by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight or express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

         In the case of NeoRx:

                  NeoRx Corporation
                  410 West Harrison Street
                  Seattle, Washington 98119-4004, U.S.A.
                  Attention: President
                  Telephone:        (206) 281-7001
                  Telecopy:         (206) 284-7112

         With a copy to:

                  Perkins Coie
                  1201 Third Avenue, 40th Floor
                  Seattle, WA 98101-3099, U.S.A.
                  Attention:        James R. Lisbakken
                  Telephone:        (206) 583-8888
                  Telecopy:         (206) 583-8500

         In case of Janssen:

                  Janssen Pharmaceutica, N.V.
                  Turnhoutseweg 30
                  2340 Beerse, Belgium
                  Attention:        President, Janssen Research Foundation
                  Telephone:        32 14 60 2613
                  Telecopy:         32 14 60 2111

         With a copy to:

                  Office of General Counsel
                  Johnson and Johnson
                  One Johnson and Johnson Plaza
                  New Brunswick, New Jersey 08933, U.S.A.
                  Telephone:        (908) 524-2485
                  Telecopy:         (908) 524-2788

                                XVIII. PUBLICITY

18.1     Publicity

         In the absence of specific agreement between the Parties, neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), originate any publicity, news release or public announcement, written or oral, whether to the public or press, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms or to any amendment hereto, except only such announcement as in the opinion of counsel for the Party making such announcement is required by law to be made. Any such announcements shall be factual. If a Party decides to make an announcement required by law, it will give the other Party five (5) business days' advance written notice, where

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possible,  of the text of the  announcement so that the other Party will have an opportunity to comment on the announcement. To the extent that the receiving Party requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall request confidential treatment of such information pursuant to any applicable rules or regulations (including those of the Securities and Exchange Commission) relating to the confidential treatment of such information so that there is omitted from the materials that are proposed to be disclosed any information that the receiving Party reasonably requests to be deleted. The Parties shall mutually agree upon a press release to be made on or promptly after the Effective Date.

18.2     Scientific Publications

         Except for materials submitted prior to the Effective Date by NeoRx for publication or scientific meetings scheduled prior to the Effective Date, each Party shall submit any other proposed publication containing Confidential Information to the other Party at least thirty (30) days in advance to allow that Party to review such planned public disclosure. The reviewing party will promptly review such proposed publication and make any objections that it may have to the publication of the Confidential Information contained therein.
Should the reviewing Party make an objection to the publication of the Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Confidential Information. If the Parties are unable to agree on whether to publish the same, the Vice President, Drug Discovery of Janssen Research Foundation, and NeoRx's Vice President of Research shall discuss the advantages and disadvantages of publishing such, with the Vice President, Drug Discovery of Janssen Research Foundation having the final say.

                               XIX. FORCE MAJEURE

         Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a material breach or other default in or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, strike, fire, earthquake, flood, pestilence, riot, enactment or change of laws and regulations, accident(s), labor trouble, or shortage of or inability to obtain material, equipment or transport or any other cause beyond the reasonable control of the Party, and the performance of obligations hereunder shall be suspended during, but no longer than, the existence of such cause.

                                 XX. INTEGRATION

         It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have in this Agreement incorporated all representations, warranties, covenants, commitments, and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party has made any covenant, agreement or other commitment to them concerning its future action. Accordingly, this Agreement, all Exhibits attached hereto and all documents delivered concurrently herewith or referenced herein (a) constitute the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no promises, representations, warranties, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (b) supersede all previous understandings, agreements, representations and warranties by or between the Parties, written or oral, relating to the subject matter hereof.

                               XXI. MISCELLANEOUS

21.1     Amendments

         This Agreement will not be binding upon the Parties until it has been signed herein below by or on behalf of each Party, in which event it shall be effective as of the Effective Date. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and duly executed by or on behalf of all Parties hereto.

21.2     Laws

         All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the internal laws of the State of Illinois, U.S.A. without regard to its conflict of law principles, except as otherwise expressly provided herein.

21.3     Severability

         Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

21.4     Headings

         The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.5     Waiver

         No failure or delay by any Party to insist on the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or consequent upon a breach hereof, shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy of any such breach or preclude such Party from exercising any such right, power or remedy at any later time or times.

21.6     Representations

         Each of the Parties hereto acknowledges and agrees that (a) no representation or promise not expressly contained in this Agreement has been made by the other Party hereto or by any of its agents, employees, representatives or attorneys, (b) this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, express or implied, covering the subject matter hereof, other than those that are set forth expressly in this Agreement, and (c) each Party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations that preceded the execution of this Agreement.

21.7     Compliance With Laws

         The Parties shall comply with all applicable laws, rules, regulations and orders of the United States and all jurisdictions and any agency or court thereof in connection with this Agreement and the transactions contemplated thereby.

21.8     Relationship of Parties

         Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

21.9     Interest

         Any past due payments under this Agreement shall accrue and be payable with interest at the "prime rate" of interest quoted by The Wall Street Journal (or if not published, another appropriate publication) for the last business day of each month plus [ * ] or the maximum rate permitted by applicable law, whichever is less.

21.10    Counterparts

         This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one Party, but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

                                    JANSSEN PHARMACEUTICA, N.V.


                                    By /s/  Staf VanReet
                                            -----------------------------------
                                    Title:  Managing Officer

                                    Date:   August 8, 1997

                                    By
                                            -----------------------------------
                                    Title:
                                            -----------------------------------


                                    NEORX CORPORATION


                                    By /s/  Paul G. Abrams
                                            -----------------------------------
                                    Title:  President and CEO



[  *  ] Confidential Treatment Requested

                                    EXHIBIT A

                               COST OF GOODS SOLD

         [   *   ]

[  *  ] Confidential Treatment Requested

                                    EXHIBIT B

                                  NEORX PATENTS

         [   *   ]

[  *  ] Confidential Treatment Requested

                                    EXHIBIT C

                              NEORX COST CATEGORIES



         [   *   ]

[  *  ] Confidential Treatment Requested

                                    EXHIBIT D

                         12/4/96 Letter from P. Verheyen



         [   *   ]


[  *  ] Confidential Treatment Requested

                                      D-1